Exhibit 2.1

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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIMELIGHT NETWORKS, INC

ELVIS MERGER SUB ONE CORPORATION

ELVIS MERGER SUB TWO LLC

EYEWONDER, INC.

JOHN VINCENT, AS STOCKHOLDER REPRESENTATIVE

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY, AS ESCROW AGENT

Dated as of December 21, 2009

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Stockholder Voting Agreement
Exhibit A-1	Form of Parent Stockholder Voting Agreement
Exhibit B	Form of Stockholder Option
Exhibit C	Form of Critical Person Retention Agreement
Exhibit D	Form of 280G Waiver
Exhibit E	Form of Certificate of Merger
Exhibit F	Director and Officer Resignation and Release Letter
Exhibit G	Form of Lock-up Agreement

Schedules
Schedule 1.1	Key Employees
Schedule 2.11(b)	Additional Shares Schedule
Schedule 3.14(b)(i)	Actions with Respect to Company Intellectual Property
Schedule 6.10(a)	Employees, Former Employees, Consultants and Contractors Required to Have Entered Proprietary Information Agreements
Schedule 6.15	Spreadsheet
Schedule 6.16	Liens to be Released
Schedule 7.2(g)(i)	Agreements Requiring Consents, Waivers and Approvals
Schedule 7.2(g)(ii)	Agreements to be Modified
Schedule 7.2(g)(iii)	Agreements to be Terminated
Schedule 7.2(g)(iv)	Agreements to be Cancelled
Schedule 7.2(g)(v)	Agreements Requiring Notices

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 21, 2009 by and among Limelight Networks, Inc., a Delaware corporation (“Parent”), Elvis Merger Sub One Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Elvis Merger Sub Two LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), EyeWonder, Inc., a Delaware corporation (the “Company”), John Vincent, as stockholder representative (the “Stockholder Representative”) and Deutsche Bank National Trust, as Escrow Agent (the “Escrow Agent”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. Each of the respective Board of Directors of Parent, the Merger Subs and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, and as a single integrated transaction, Merger Sub One will be merged with and into the Company (the “First Step Merger”) in accordance with the applicable provisions of the DGCL. Immediately following the First Step Merger, Parent will cause the Company to merge with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”). For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, the “Code”, and that this Agreement will be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the Merger Consideration set forth herein, (ii) all outstanding and unvested Company Options to purchase Company Common Stock not otherwise exercised prior to the Merger will be cancelled in accordance with the terms hereof and (iii) all issued and outstanding Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Merger will be cancelled in accordance with the terms hereof.

C. Concurrent with the execution and delivery of this Agreement by the parties hereto, certain holders of shares of capital stock of the Company (each, a “Principal Stockholder,” and together, the “Principal Stockholders”) will execute and deliver voting agreements, in the form attached hereto as Exhibit A (each, a “Stockholder Voting Agreement” and collectively, the “Stockholder Voting Agreements”). Concurrent with the execution and delivery of this Agreement by the parties hereto, certain holders of shares of capital stock of Parent (each, a “Parent Principal Stockholder”) will execute and deliver voting agreements, in the form attached hereto as Exhibit A-1 (each, a “Parent Stockholder Voting Agreement” and collectively, the “Parent Stockholder Voting Agreements”).

D. Concurrent with the execution and delivery of this Agreement by the parties hereto, each Principal Stockholder shall execute and deliver a Principal Stockholder Option in the form attached hereto as Exhibit B (each, a “Stockholder Option” and collectively, the “Stockholder Options”).

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E. Concurrent with the execution and delivery of this Agreement by the parties hereto, each Principal Stockholder shall execute and deliver a Lock-up Agreement in the form attached hereto as Exhibit G (each, a “Lock-up Agreement” and collectively, the “Lock-up Agreements”).

F. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and the Merger Subs to enter into this Agreement, John Vincent is entering into a Retention Agreement, in the form attached hereto as Exhibit C, (the “Critical Person Retention Agreement”) to be effective as of the Effective Time.

I. The Company, on the one hand, and Parent and the Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Actual Closing Statement” shall mean a statement of the Working Capital of the Company as of 12:01 a.m. (Pacific Time) on the Closing Date without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, the Cash as of the Effective Time, the Company Debt as of the Effective Time and the Excess Fees.

(b) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(c) “Aggregate Series C Liquidation Preference” shall mean an amount equal to the product of (A) the Series C Liquidation Preference, times (B) the number of shares of Series C Preferred outstanding as of immediately prior to the Effective Time.

(d) “Base Aggregate Cash Consideration” shall mean an amount equal to Sixty Two Million Dollars ($62,000,000) plus (A) the Estimated Cash minus (B) the sum of (x) the Estimated Company Debt and (y) the Estimated Excess Fees.

(e) “Base Aggregate Stock Consideration” shall mean 12,740,000 shares of Parent Common Stock.

(f) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

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(g) “Cash” shall mean the aggregate value of all cash and cash equivalents of the Company and its consolidated Subsidiaries, all measured in accordance with GAAP applied on a consistent basis with past practice; provided, however, that there shall be added back to Cash any amounts paid by the Company in respect of Change of Control Fees.

(h) “Change of Control Payments” shall mean all fees, commissions, obligations, bonuses or other payments of any kind paid or payable to any employees, consultants, contractors, directors, officers, stockholders or any other Person arising out of or in connection with the Merger or any other transaction contemplated by this Agreement (whether as additional Taxes or lost deductions) resulting from such payments, including any payroll or employment Taxes in connection with such payments.

(i) “Claim” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA, and any other similar and applicable statute.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Common Stock Cash Consideration” shall mean an amount equal to the Estimated Adjusted Cash Consideration, minus the Aggregate Series C Liquidation Preference.

(m) “Company Board” shall mean the board of directors of the Company.

(n) “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and any other shares of capital stock of the Company.

(o) “Company Capital Stock Outstanding” shall mean a number equal to (x) the aggregate number of shares of Company Common Stock which are outstanding as of immediately prior to the Effective Time, plus (y) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Options and Company Warrants which are outstanding as of immediately prior to the Effective Time, all calculated on a fully diluted, as converted to Company Common Stock basis.

(p) “Company Common Stock” shall mean shares of Common Stock, par value $0.001 per share, of the Company.

(q) “Company Debt” shall mean, without duplication, (A) all obligations of the Company or any of its consolidated Subsidiaries for borrowed money (whether short-term or long-term, current or non-current, funded or unfunded, secured or unsecured), (B) all obligations of the Company or any of its consolidated Subsidiaries for the deferred purchase price of any property or services (other than current trade liabilities to the extent included as a Current Liability on the Estimated Closing Statement and the Final Closing Statement), (C) all obligations of the Company or any of its consolidated Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (D) any obligations secured by a security interest or similar lien on property leased or acquired by the Company or any of its consolidated Subsidiaries, (E) any indebtedness of the Company or any of its Subsidiaries arising from the conversion of the Series C Preferred Stock into Company Common Stock and (F) any penalties, fees or payments accrued or additional interest accrued under any of the foregoing.

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(r) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, a payroll practice, bonus pay, commission pay, incentive pay, severance pay or benefits, termination pay or benefits, change of control pay or benefits, deferred compensation, performance awards, stock or stock-related awards, phantom stock or similar awards, vacation, sick pay, paid-time off, profit sharing, retirement benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

(s) “Company Intellectual Property” shall mean any Intellectual Property that is, or is purported to be, owned by, or exclusively licensed to, the Company.

(t) “Company Material Adverse Effect” shall mean any change, fact, circumstance, or effect that has had, or is reasonably likely to have, individually or in the aggregate, a material and substantial adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following changes, facts, circumstances, or effects, by itself or when aggregated with any one or more of the other such changes, facts, circumstances, or effects, shall be deemed to be or constitute a Company Material Adverse Effect, and no changes, facts, circumstances or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any one or more other such changes, facts, circumstances or effects) shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the Company or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) to the extent that such changes, facts, circumstances, or effects do not have a material and substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other interactive digital advertising companies of comparable size; (ii) general conditions in the industries in which the Company or any of its Subsidiaries conduct business, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or natural disasters) to the extent that such changes, facts, circumstances, or effects do not have a material and substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other interactive digital advertising companies of comparable size; (iii) changes in GAAP (or any interpretations of GAAP); (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (v) the failure, in and of itself, to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics (it being understood that the facts or circumstances giving rise to or contributing to such failure are not excluded hereby from being taken into account in determining whether there has been a Company Material Adverse Effect).

(u) “Company Option” shall mean any issued and outstanding option to purchase or otherwise acquire shares of Company Capital Stock under the Stock Option Plan.

(v) “Company Preferred Stock” shall mean the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

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(w) “Company Products or Services” shall mean all products or service offerings of the Company and its Subsidiaries that have been marketed, sold, or distributed by the Company or its Subsidiaries.

(x) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(y) “Company Securityholder” shall mean any Company Stockholder, any Company Warrantholder and any holder of Company Options immediately prior to the Effective Time.

(z) “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

(aa) “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

(bb) “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

(cc) “Company Stock Certificates” shall mean certificates representing Company Capital Stock.

(dd) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(ee) “Company Stock Option Plan” shall mean the Company’s 2008 Stock Incentive Plan.

(ff) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(gg) “Company Warrantholder” shall mean any holder of any Company Warrants immediately prior to the Effective Time.

(hh) “Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

(ii) “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, whether written or oral, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(jj) “Critical Persons” shall mean the employees and consultants of Company and its Subsidiaries listed in Schedule 1.1 and identified therein as “Critical Persons.”

(kk) “Current Assets” shall mean the total current assets of the Company and its consolidated Subsidiaries (excluding Cash included in the calculation of Base Aggregate Cash Consideration) calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financials.

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(ll) “Current Liabilities” shall mean the total current liabilities of the Company and its Subsidiaries (excluding (A) Company Debt and (B) Excess Fees included in the calculation of Base Aggregate Cash Consideration or Final Adjusted Cash Consideration) calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financials.

(mm) “DOL” shall mean the United States Department of Labor.

(nn) “Employee” shall mean any current or former or retired employee, consultant, independent contractor, or director of the Company, and of its Subsidiaries or any ERISA Affiliate.

(oo) “Employee Agreement” shall mean each individual management, employment, bonus, severance, separation, change of control, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including, any offer letter or any Contract providing for acceleration of Company Options, restricted stock or similar equity awards, or any other Contract providing for compensation or benefits) between the Company, and its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten, but shall not include any plan or arrangement that covers more than one Employee or to which an Employee is not a party.

(pp) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act.

(qq) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

(rr) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ss) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person under common control with the Company or any Subsidiary of the Company, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued hereunder.

(tt) “Escrow Amount” shall mean the aggregate of (i) the lesser of (A) 3,013,699 shares of Parent Common Stock and (B) the maximum number of shares of Parent Common Stock that would result (absent this provision) in the cash portion of the Merger Consideration payable by Parent at Closing pursuant to this Agreement (i.e., not including, for the purposes of this definition, the Escrow Amount and the Deferred Merger Consideration) not exceeding sixty percent (60%) of the total consideration paid at Closing in the Merger (as determined pursuant to Treasury Regulations Section 1.368-1T(e)(2)), and (ii) cash in the amount of the Escrowed Consideration minus the product of (A) the number of shares of Parent Common Stock included as part of the Escrow Amount pursuant to this definition times (B) $3.65.

(uu) “Escrowed Consideration” shall mean Eleven Million Dollars ($11,000,000).

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(vv) “Estimated Adjusted Cash Consideration” shall mean the Base Aggregate Cash Consideration plus (x) the amount, if any, by which the Estimated Working Capital (as determined pursuant to Section 2.10(a)) is greater than or equal to the Target Working Capital or minus (y) the amount, if any, by which the Target Working Capital (as determined pursuant to Section 2.10(a) is greater than the Estimated Working Capital.

(ww) “Exchange Agent” shall mean an exchange agent reasonably acceptable to the Company.

(xx) “Exchange Documents” shall mean any instruments that Parent or Exchange Agent may reasonably require from Company Securityholders in connection with the surrender or exchange of Company Capital Stock pursuant to Section 2.9(b), in a form reasonably acceptable to the Company.

(yy) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(zz) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(aaa) “Governmental Entity” shall mean any government, any governmental, regulatory or quasi-governmental or self-regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

(bbb) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, safety, reproduction or the environment.

(ccc) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

(ddd) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(eee) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(fff) “Independent Accounting Firm” shall mean a nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Stockholder Representative and, if Parent and the Stockholder Representative are unable to so agree within five (5) days, then Parent and the Stockholder Representative shall each select a firm and such firms shall jointly select the Independent Accounting Firm.

(ggg) “Intellectual Property” shall mean any or all of the following common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions

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(whether patentable or not), improvements, trade secrets, proprietary or non-public confidential information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data; (viii) all rights in databases and data collections; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing in any and all jurisdiction throughout the world.

(hhh) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(iii) “IRS” shall mean the United States Internal Revenue Service.

(jjj) “Key Employees” shall mean the Employees listed in Schedule 1.1 and identified therein as “Key Employees.”

(kkk) “Knowledge” shall mean (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, (1) the actual knowledge of Michael Rosner, Erwin Plomp, Rick McClennen, Michael Griffin, Jerome Connell, Carrie Young, Rob Perdue, Bruce Reese, Erin Quist, Thomas Falk and John Vincent, provided that such officers shall have made reasonable inquiry of such employees and other personnel of the Company whom such officers reasonably believe would have knowledge of the matters represented, and (2) the actual knowledge of the directors of the Company.

(lll) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(mmm) “Legal Requirements” shall mean U.S. federal, state, municipal or local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of law.

(nnn) “Letter of Transmittal” shall mean a letter of transmittal in Parent’s standard form, reasonably acceptable to the Company.

(ooo) “Lien” shall mean any lien, pledge, charge, claim, mortgage, hypothecation, assignment, security interest, license or obligation to license (including exclusive and non-exclusive licenses of Intellectual Property), restriction or other encumbrance of any sort (including any agreement to give any of the foregoing, any conditional sale or title retention agreement, and any lease in the nature thereof) and any option, trust or other arrangement having the practical effect of any of the foregoing.

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(ppp) “Merger Consideration” shall mean the Final Adjusted Cash Consideration, the Base Aggregate Stock Consideration and the Deferred Merger Consideration.

(qqq) “Multiemployer Plan” shall mean any “Pension Plan” which is a “Multiemployer Plan”, as defined in Section 3(37) of ERISA.

(rrr) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(sss) “Parent Board” shall mean the board of directors of Parent.

(ttt) “Parent Common Stock” shall mean the Common Stock, par value $0.001 of Parent.

(uuu) “Parent Content Delivery Network Services” shall mean traditional content delivery network services for the Company’s and its Subsidiaries’ (and, following the Effective Time, the Final Surviving Entity’s and its Subsidiaries’) rich media ad solutions provided by Parent and its Subsidiaries and consistent with such services provided by Parent to the Company and its Subsidiaries prior to the date hereof, excluding any content delivery network services that the Company and its Subsidiaries (and, following the Effective Time, the Final Surviving Entity and its Subsidiaries) sell to end customers.

(vvv) “Parent Common Stock” shall mean the Common Stock, par value $0.001 of Parent.

(www) “Parent Stock Option Plan” shall mean Parent’s 2007 Equity Incentive Plan.

(xxx) “Parent Stockholder” shall mean any holder of any Parent Common Stock entitled to vote at the Parent Stockholder Meeting.

(yyy) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company or any of its Subsidiaries could draw upon at a specific age, or retirement or following separation from service.

(zzz) “Per Share Cash Consideration” shall be an amount equal to the Common Stock Cash Consideration, divided by the Company Capital Stock Outstanding.

(aaaa) “Per Share Stock Consideration” shall be an amount equal to the Base Aggregate Stock Consideration, divided by the Company Capital Stock Outstanding.

(bbbb) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(cccc) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

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(dddd) “Pro Rata Portion” shall mean with respect to each Company Securityholder, an amount equal to the quotient obtained by dividing (x) the portion of the Estimated Adjusted Cash Consideration payable pursuant to Section 2.7 to such Company Securityholder in respect of shares of Company Common Stock or Company Warrants owned by such Company Stockholder as of immediately prior to the Effective Time by (y) the aggregate Estimated Adjusted Cash Consideration payable pursuant to Section 2.7 to all Company Securityholders in respect of shares of Company Common Stock and Company Warrants owned by such Company Secuirtyholder(s) as of immediately prior to the Effective Time.

(eeee) “Reciprocal Confidentiality Agreement” shall mean the confidentiality agreement dated November 1, 2009, between the Company and Parent.

(ffff) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi public legal authority at any time.

(gggg) “Related Agreements” shall mean (i) the Reciprocal Confidentiality Agreement and (ii) the Letter of Transmittal.

(hhhh) “Series C Liquidation Preference” shall mean an amount equal to $7.64 per share, plus the per share amount of any accrued and unpaid dividends, interest and any other amounts payable in respect thereof that are payable upon the consummation of the Merger .

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(iiii) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns any equity interest, or voting power of or in such Person.

(jjjj) “Subsidiary Capital Stock” shall mean any shares of capital stock of a Subsidiary of the Company.

(kkkk) “Target Working Capital” shall mean Eight Million Three Hundred Thousand Dollars ($8,300,000).

(llll) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(mmmm) “Working Capital” shall mean Current Assets as of 12:01 a.m. on the Closing Date, minus Current Liabilities as of 12:01 a.m. on the Closing Date.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below.

Capitalized Term	Section
280G Stockholder Approval	6.13
280G Waiver	7.2(c)
401(k) Plan	6.13
Action of Divestiture	6.8(a)
Actual Cash	2.10(c)
Actual Company Debt	2.10(c)
Actual Excess Fees	2.10(c)
Actual Working Capital	2.10(c)
Acquisition Proposal	5.3(a)
Acquisition Transaction	9.3(a)(i)
Additional Shares	2.11(a)(i)
Affected Stockholders	6.25(a)
Agent Indemnification Expenses	8.7(d)(vii)
Agent Interpleader Expenses	8.7(d)(vi)
Agreement	Preamble
Applicable Expiration Date	8.1(a)
Bylaws	3.1(a)
Balance Sheet Date	3.7
Cancellation Fees	6.9(d)
Cancellation Notices	6.9(d)
Certificate of Incorporation	3.1(a)
Certificate of Merger	2.3(a)
Change of Control Fees	6.9(d)
Charter Documents	3.1(a)
Claim Certificate	8.5(a)
Closing	2.2
Closing Date	2.2

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Capitalized Term	Section
Closing Statement Memorandum	2.10(c)(i)
Company	Preamble
Company Authorizations	3.18
Company Board Recommendation	3.4
Company Disclosure Schedule	Article III
Company Expenses	9.3(b)(i)
Company Indemnified Parties	6.23(b)
Company Intellectual Property Contracts	3.14(e)(i)
Company Privacy Policy	3.14(m)(i)
Company Released Party	6.25(b)
Company Releasing Parties	6.25(b)
Company Source Code	3.14(l)
Company Stockholder Meeting	6.3(a)
Company User Data	3.14(m)(i)
Company Voting Proposal	3.4
Conflict	3.5
Consent Fees	6.9(a)
Continuing Employee Options	6.11(c)
Continuing Employee Restricted Stock Units	6.11(d)
Copyrights	1.1(ggg)
Critical Person Retention Agreement	Recitals
Current Balance Sheet	3.7
Deferred Merger Consideration	2.11(a)(i)
DGCL	2.1(a)
D&O Policy	6.23(c)
Director and Officer Resignation and Release Letter	6.10(b)
Dissenting Share Payments	2.8(c)
Dissenting Shares	2.8(a)
DOJ	6.8(b)
Domain Names	1.1(hhh)
Earned Employee Restricted Stock Units	6.11(e)
EBITDA Shares	2.11(a)(ii)
EBITDA Target	2.11(a)(iv)
EBITDA Target Floor	2.11(a)(iv)
Effective Time	2.3(a)
Escrow Agent	Preamble
Escrow Fund	8.7(a)
Escrow Period	8.7(b)
Estimated Cash	2.10(a)
Estimated Closing Statement	2.10(a)
Estimated Company Debt	2.10(a)
Estimated Excess Fees	2.10(a)
Estimated Working Capital	2.10(a)
Excess Amount	2.9(b)(iv)
Excess Fees	6.14
Exchange	6.25(a)
Exchange Act	4.9(a)

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Capitalized Term	Section
Expiration Date	8.1(a)
FCPA	3.24
Final Adjusted Cash Consideration	2.10(b)
Final Surviving Entity	2.1(b)
Financials	3.7
First Step Merger	Recitals
FTC	6.8(b)
Indemnified Parties	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)
Interim Financials	3.7
Interim Surviving Corporation	2.1(a)
In-Licenses	3.14(e)(i)
Issue Defect	6.25(a)
Joint Instruction	8.7(c)(ii)
Lease Agreements	3.13(b)
Leased Real Property	3.13(a)
Liabilities	3.9
Loss	8.2(a)
Losses	8.2(a)
Material Contract	3.16(a)
Material Contracts	3.16(a)
Maximum Aggregate Premium	6.23(c)
Merger	Recitals
Merger Subs	Preamble
Merger Sub One	Preamble
Merger Sub Two	Preamble
Modification Fees	6.9(b)
Moody’s	8.7(c)(ii)
Non-U.S. Benefit Plan	3.22(e)
Notice of Dispute	2.10(d)
Objection Notice	8.5(b)
Open Source Material	3.14(k)
Option Consideration	2.9(b)(vi)
Optionholder’s Portion of the Merger Consideration	2.9(b)(vi)
Out-Licenses	3.14(e)(i)
Parent	Preamble
Parent Board Recommendation	4.2
Parent Disclosure Schedule	Article IV
Parent Expenses	9.3(a)(iv)
Parent Plans	6.11(b)
Parent Principal Stockholders	Recitals
Parent Stockholder Meeting	6.2(a)
Parent Stockholder Voting Agreement	Recitals
Parent Voting Proposal	4.2
Patents	1.1(ggg)
Performance Period	2.11(a)(vi)

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Capitalized Term	Section
Performance Period EBITDA	2.11(a)(vi)
Performance Period Memorandum	2.11(c)(iii)(A)
Performance Period Notice of Dispute	2.11(c)(ii)
Performance Period Revenue	2.11(a)(viii)
Performance Period Statement	2.11(a)(ix)
Personal Data	3.14(m)(i)
Principal Stockholder	Recitals
Principal Stockholders	Recitals
Proxy Statement/Prospectus	6.1(a)
Registration Statement	6.1(a)
Regulation M-A Filing	6.1(c)
Released Claims	6.25(b)
Releasing Parties	6.25(b)
Representatives	5.3(a)
Requisite Company Stockholder Approval	3.4
Requisite Parent Stockholder Approval	4.2
Returns	3.11(b)(i)
Revenue Shares	2.11(a)(x)
Revenue Target	2.11(a)(xii)
Revenue Target Floor	2.11(a)(x)
RSU Revenue	6.11(e)
SEC	6.1(a)
SEC Reports	4.9(a)
Section 280G Payments	6.13
Second Step Merger	Recitals
Securities Act	4.9(a)
Shortfall Amount	2.9(b)(iv)
Spreadsheet	6.15
Standard & Poor’s	8.7(c)(ii)
Statement of Expenses	6.14
Stockholder Options	Recitals
Stockholder Representative	Preamble
Stockholder Representative Expenses	8.8(b)
Stockholder	Recitals
Stockholder Voting Agreement	Recitals
Subsidiary Securities	3.3(d)
Superior Proposal	5.3(a)
Tax	3.11(a)
Tax Incentive	3.11(b)(xvi)
Tax Opinions	6.20(b)
Taxes	3.11(a)
Terminated Agreements	6.9(c)
Termination Date	9.1(b)
Termination Fee Amount	9.3(a)(i)
Termination Fees	6.9(c)

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Capitalized Term	Section
Third Party Claim	8.6
Third Party Expenses	6.14
Trademarks	1.1(ggg)
Treasury Regulations	Recitals
Unresolved Claims	8.7(b)
Year-End Financials	3.7

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The words “made available to Parent” or “provided to Parent” when used herein shall be deemed to mean posted electronically and made available to Parent through the electronic data room maintained prior to the date hereof by the Company in connection with the transaction contemplated by this Agreement.

(e) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Unless otherwise specifically provided or the context otherwise requires, words of any gender include each other gender.

(g) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(i) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub One shall be merged with and into the

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Company in the First Step Merger, the separate corporate existence of Merger Sub One shall thereupon cease and the Company shall continue as the surviving corporation of the First Step Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the First Step Merger, is referred to herein as the “Interim Surviving Corporation.”

(b) As part of a single integrated plan, immediately following the First Step Merger, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, the Interim Surviving Corporation shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Sub Two shall continue as the surviving entity of the Second Step Merger and as a wholly-owned subsidiary of Parent. Merger Sub Two, as the surviving entity of the Second Step Merger, is referred to herein as the “Final Surviving Entity.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 Effective Time of First Step Merger and Second Step Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Merger Sub One and the Company shall cause the First Step Merger to be consummated under the DGCL by filing a certificate of merger in substantially the form attached hereto in Exhibit E (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub One and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(b) Immediately after the First Step Merger, Parent shall cause the Second Step Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

2.4 Effect of the First Step Merger and Second Step Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the

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Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub Two as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub Two as the surviving entity in the Second Step Merger.

2.5 Organizational Documents.

(a) Interim Surviving Corporation.

(i) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub One as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Interim Surviving Corporation shall be amended so that the name of the Interim Surviving Corporation shall be “EyeWonder, Inc.”

(ii) At the Effective Time, the Bylaws of Merger Sub One as in effect immediately prior to the Effective Time shall become the Bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Interim Surviving Corporation and such Bylaws.

(b) Final Surviving Entity.

(i) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of formation; provided, however, that at the effective time of the Second Step Merger, the certificate of formation of the Final Surviving Entity shall be amended so that the name of the Final Surviving Entity shall be “EyeWonder, LLC”

(ii) Unless otherwise determined by Parent prior to the Effective Time, the limited liability agreement of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the limited liability agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of formation of the Final Surviving Entity and such limited liability agreement.

2.6 Directors and Officers.

(a) Interim Surviving Corporation. At the Effective Time, the directors of Merger Sub One immediately prior to the Effective Time shall become the directors of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub One immediately prior to the Effective Time shall become the officers of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly appointed.

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(b) Final Surviving Entity. At the effective time of the Second Step Merger, the directors of the Interim Surviving Corporation shall become the managers of the Final Surviving Entity, each to hold the office in accordance with the certificate of formation and limited liability agreement of the Final Surviving Entity until their respective successors are duly elected and qualified. At the effective time of the Second Step Merger the officers of the Interim Surviving Corporation immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability agreement of the Final Surviving Entity until their respective successors are duly appointed.

2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Common Stock:

(a) Merger Sub One Common Stock. Each share of Common Stock of Merger Sub One that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and non-assessable share of Common Stock of the Company as the Interim Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Interim Surviving Corporation. Each stock certificate of Merger Sub One shall thereupon evidence ownership of such shares of capital stock of the Company as the Interim Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Preferred Stock Conversion. Immediately preceding the Effective Time, each of the Company Series A Preferred Stock and Company Series B Preferred Stock shall be converted into shares of Common Stock in accordance with Article IV, Section 4(ii) of the Company’s Certificate of Incorporation.

(e) Company Capital Stock Generally. Upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.9(a), the maximum aggregate consideration payable by Parent and the Merger Subs in the Merger to holders of shares of Company Capital Stock shall be an amount of cash equal to the Final Adjusted Cash Consideration and a number of shares of Parent Common Stock equal to the Base Aggregate Stock Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Subs, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by the Company or any of its Subsidiaries, and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.9(a) the following consideration:

(i) Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Series C Preferred Stock, the Series C Liquidation Preference.

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(ii) Company Common Stock. Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock, (A) the Per Share Stock Consideration and (B) the Per Share Cash Consideration.

(f) Company Options and Company Warrants.

(i) Immediately prior to the Effective Time, each then unexercised and outstanding Company Option whether vested or unvested shall be cancelled and extinguished and shall not be assumed or otherwise replaced by Parent.

(ii) Parent shall not assume any Company Warrants in connection with the transactions contemplated hereby. At the Effective Time, each Company Warrant then outstanding shall, to the extent permitted pursuant to the terms of such Company Warrant and by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement, represent the right to receive the Merger Consideration into which the shares of Company Capital Stock underlying such Company Warrant have been converted pursuant to this Section 2.7, less (A) the exercise price of such Company Warrant, less (B) the Pro Rata Portion of the Escrow Amount attributable to such shares of Company Capital Stock, based upon such holder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a).

(iii) Prior to the Effective Time, and subject to the review and approval of Parent (which approval shall not be unreasonably withheld or delayed), the administrator of the Company Stock Option Plan shall have resolved under Section 3.2 of the Company Stock Option Plan (and each Company Option agreement issued pursuant to the Company Stock Option Plan) to determine that the Company Options shall terminate at the Effective Time. As soon as practicable following the date hereof, the Company shall take all actions reasonably necessary to effect the actions contemplated by this Section 2.7(f) under the Company Stock Option Plan, all Company Option agreements and all Company Warrants as well as under any plan or arrangement of the Company (whether written or oral, formal or informal), including, without limitation, adopting all resolutions, providing any notices required under any agreements relating to Company Options or Company Warrants and obtaining all necessary consents or releases from the holders of Company Options or Company Warrants.

(g) Withholding of Taxes. The Company, Parent, the Interim Surviving Corporation, the Final Surviving Entity and the Escrow Agent shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

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(h) Aggregation of Merger Consideration. For purposes of calculating the amount of Merger Consideration payable to each Company Securityholder, all shares of the Company Capital Stock held by each Company Securityholder shall be aggregated on a certificate-by-certificate basis prior to such calculation, including shares underlying Company Options and/or Company Warrants. Subject to Section 2.7(i), the aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Company Securityholder in respect of all share certificates held by such Company Securityholder shall be rounded to the nearest whole number of shares of Parent Common Stock and the nearest whole cent, respectively.

(i) Adjustments for Stock Splits, Etc. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof each holder of shares of Company Common Stock, Company Options and/or Company Warrants who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash equal to such fraction of a share multiplied by the closing price for Parent Common Stock as reported on www.nasdaq.com for the trading day that is two (2) trading days immediately prior to the Closing Date.

(k) Securities Legends. All certificates representing one or more shares of Parent Common Stock deliverable to any Company Securityholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change) shall bear any legend required by applicable Laws, including any federal, state, local or foreign securities Laws.

2.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has not effectively withdrawn or lost such Company Stockholder’s appraisal rights under the DGCL (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Merger Consideration for such Company Stockholder’s shares of Company Capital Stock set forth in Section 2.7, but in lieu thereof, such Company Stockholder shall be entitled to such rights as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 2.8(a) if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.9.

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(c) The Company shall give Parent (i) prompt notice of any demand for appraisal or other payment received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent that Parent, the Interim Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

2.9 Closing Payment Procedures.

(a) Escrow Amount Deposit. At the Effective Time on the Closing Date, Parent shall deposit the Escrow Amount with the Escrow Agent. Parent shall be deemed to have contributed with the Escrow Agent, with respect to each Company Securityholder, each such securityholder’s Pro Rata Portion of the Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up) and whole share, as applicable.

(b) Closing Payments.

(i) Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent. At the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to deliver, the Base Aggregate Stock Consideration minus the shares of Parent Common Stock included in the Escrow Amount and (ii) an amount of cash equal to the Estimated Adjusted Cash Consideration minus the cash portion of the Escrow Amount by wire transfer of immediately available funds.

(ii) As soon as practicable following the Closing Date, Parent or the Exchange Agent shall mail the Letter of Transmittal to each Company Securityholder at the address set forth opposite each such Company Securityholder’s name on the Spreadsheet.

(iii) Upon surrender of the Company Stock Certificates or Company Warrants representing their respective shares of Company Capital Stock for cancellation to Parent or the Exchange Agent, together with the Letter of Transmittal and the Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor, the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate or underlying such Company Warrant have been converted pursuant to Section 2.7 less the Pro Rata Portion of the Escrow Amount attributable to such shares of Company Capital Stock

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including shares underlying any Company Warrant, based upon such holder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a). Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7.

(iv) As soon as reasonably practicable following the determination of the Final Adjusted Cash Consideration pursuant to Section 2.10, if the Final Adjusted Cash Consideration is less than the Estimated Adjusted Cash Consideration (such amount, the “Shortfall Amount”), then Parent and the Stockholder’s Representative shall instruct the Escrow Agent to promptly release the Shortfall Amount from the Escrow Fund. As soon as reasonably practicable following the determination of the Final Adjusted Cash Consideration pursuant to Section 2.10, if the Final Adjusted Cash Consideration is greater than the Estimated Adjusted Cash Consideration (such amount, the “Excess Amount”), then Parent shall deposit an amount of cash equal to the Excess Amount with the Exchange Agent for distribution to the Company Securityholders in accordance with their Pro Rata Portions.

(v) Notwithstanding anything in this Agreement to the contrary, to the extent that either (i) the payment of the Excess Amount pursuant to Section 2.9(b)(iv) or (ii) any payment resulting from the Estimated Adjusted Cash Consideration or the Base Aggregate Cash Consideration being in excess of Sixty-Two Million Dollars ($62,000,000) would result (absent this provision) in the cash portion of the Merger Consideration (excluding, for the purposes of this Section 2.9(v), the Escrow Amount and the Deferred Merger Consideration) payable by Parent pursuant to this Agreement comprising more than sixty percent (60%) of the total consideration paid in the Merger (as determined pursuant to Treasury Regulations Section 1.368-1T(e)(2)), Parent shall substitute a sufficient number of shares of Parent Common Stock (valued at the per share closing price as of the date prior to the date hereof) for cash to satisfy its obligations under Sections 2.9(b)(iv) and any payment resulting from the Estimated Adjusted Cash Consideration or the Base Adjusted Cash Consideration being in excess of Sixty-Two Million Dollars ($62,000,000)) as applicable.

(vi) From and after the Effective Time, Parent shall be permitted to instruct the Exchange Agent to pay any holder of Company Options not exercised prior to the Effective Time the Merger Consideration into which the shares of Company Capital Stock underlying such Company Options could have been converted as of immediately prior to the Effective Time had such Company Option been exercised (such amount, the “Option Consideration”) less (A) the exercise price of such Company Options, less (B) the Pro Rata Portion of the Escrow Amount attributable to such shares of Company Capital Stock, based on such holder’s Pro Rata Portion of the Escrow Amount contributed with the Escrow Agent on such holder’s behalf pursuant to Section 2.9(a). The Option Consideration of a Company Option less the exercise price of such Company Option is referred to herein as the “Optionholder’s Portion of the Merger Consideration”. If any Company Option expires prior to the end of the Escrow Period without having been exercised, then the Optionholder’s Portion of the Merger Consideration with respect to their Company Options outstanding and unexercised as of immediately prior to the Effective Time shall be distributed to the Company Stockholders by the Exchange Agent at the end of the Escrow Period in accordance with the distribution procedures set forth in Section 8.7(b).

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2.10 Calculation of Estimated Adjusted Cash Consideration and Final Adjusted Cash Consideration.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Stockholder Representative a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Estimated Working Capital, the Cash as of the Effective Time (the “Estimated Cash”), the Company Debt as of the Effective Time (the “Estimated Company Debt”) and the Excess Fees as of the Effective Time (the “Estimated Excess Fees”). The Estimated Closing Statement shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of: (i) the Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, (ii) the Cash as of the Effective Time, (iii) the Company Debt as of the Effective Time and (iv) the Excess Fees as of the Effective Time, in each case, without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement. The Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, as set forth in the Estimated Closing Statement, shall be referred to herein as the “Estimated Working Capital.”

(b) The Final Adjusted Cash Consideration shall be determined by making the following adjustments to the Estimated Adjusted Cash Consideration:

(i) if the Actual Working Capital (as determined pursuant to this Section 2.10) is greater than or equal to the Estimated Working Capital, then the Estimated Adjusted Cash Consideration shall be increased by the amount of such difference;

(ii) if the Estimated Working Capital is greater than the Actual Working Capital (as determined pursuant to this Section 2.10), then the Estimated Adjusted Cash Consideration shall be decreased by the amount of such difference

(iii) if the Actual Cash (as determined pursuant to this Section 2.10) is greater than or equal to the Estimated Cash, then the Estimated Adjusted Cash Consideration shall be increased by the amount of such difference;

(iv) if the Estimated Cash is greater than the Actual Cash (as determined pursuant to this Section 2.10) then the Estimated Adjusted Cash Consideration shall be decreased by the amount of such difference;

(v) if the Actual Company Debt (as determined pursuant to this Section 2.10) is greater than or equal to the Estimated Company Debt, then the Estimated Adjusted Cash Consideration shall be decreased by the amount of such difference;

(vi) if the Estimated Company Debt is greater than the Actual Company Debt (as determined pursuant to this Section 2.10), then the Estimated Adjusted Cash Consideration shall be increased by the amount of such difference;

(vii) if the Actual Excess Fees (as determined pursuant to this Section 2.10) are greater than or equal to the Estimated Excess Fees, then the Estimated Adjusted Cash Consideration shall be decreased by the amount of such difference; and

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(viii) if the Estimated Excess Fees are greater than the Actual Excess Fees (as determined pursuant to this Section 2.10), then the Estimated Adjusted Cash Consideration shall be increased by the amount of such difference.

For all purposes of and under this Agreement, the “Final Adjusted Cash Consideration” shall mean the Estimated Adjusted Cash Consideration as adjusted by this Section 2.10(b).

(c) Within sixty (60) calendar days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Stockholder Representative the Actual Closing Statement. The Actual Closing Statement shall be prepared in good faith in accordance with GAAP and shall present the Actual Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, the Actual Cash as of the Effective Time, the Actual Excess Fees as of the Effective Time and the Actual Company Debt as of the Effective Time, each prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement.

(d) The Stockholder Representative may dispute any item or amount set forth in the Actual Closing Statement at any time within thirty (30) calendar days following receipt of the Actual Closing Statement by delivering to Parent a notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such disputed item or amount, and (C) the Stockholder Representative’s calculation of the Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, the Actual Cash as of the Effective Time, the Actual Company Debt as of the Effective Time and the Actual Excess Fees, all after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount. During the period of any review or dispute pursuant to Section 2.9(d), Parent shall provide the Stockholder Representative with reasonable access to the Final Surviving Entity’s headquarters, during normal business hours, and without significant disruption to Parent or the Final Surviving Entity, and to the books, records and employees of the Final Surviving Entity and its Subsidiaries having relevant information concerning the preparation of the Actual Closing Statement and the determination of Actual Working Capital, the Actual Cash, the Actual Company Debt and the Actual Excess Fees.

(e) In the event that the Stockholder Representative shall not deliver a Notice of Dispute pursuant to Section 2.10(d), then (A) the Stockholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Actual Closing Statement, and (B) for all purposes of and under this Agreement, “Actual Working Capital” shall mean the Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, “Actual Cash” shall mean the Cash as of the Effective Time, “Actual Company Debt” shall mean the Company Debt as of the Effective Time and “Actual Excess Fees” shall mean the Excess Fees, each as set forth in the Actual Closing Statement delivered by Parent pursuant to Section 2.10(c). In the event that the Stockholder Representative shall deliver a Notice of Dispute pursuant to Section 2.10(d), then Parent and the Stockholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Stockholder Representative shall reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all disputed items and amounts set forth in such Notice of Dispute, then for all purposes of and under this Agreement, “Actual Working Capital” shall mean the Working Capital of the Company as of 12:01 a.m. (Pacific time) on the Closing Date, “Actual Cash” shall mean the Cash as of the Effective Time, “Actual Company Debt” shall mean the Company Debt as of the Effective Time and “Actual Excess Fees” shall mean the Excess Fees, each as agreed upon by Parent and the Stockholder Representative. In the event that Parent and the Stockholder Representative are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:

(i) Parent and the Stockholder Representative shall execute a memorandum (the “Closing Statement Memorandum”) setting forth (1) the resolved items and/or amounts, if any, and (2) the items or amounts that remain in dispute following such good faith negotiations;

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(ii) Parent and the Stockholder Representative shall submit all remaining disputed items and amounts set forth in the Closing Statement Memorandum to the Independent Accounting Firm for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts identified in the Closing Statement Memorandum as being in dispute between Parent and the Stockholder Representative, (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Stockholder Representative or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Stockholder Representative or liability claimed by Parent in an amount in excess of the amount claimed by such party. All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Parent and the Stockholder Representative. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Stockholder Representative; and

(iii) for all purposes of and under this Agreement, “Actual Working Capital,” “Actual Cash,” “Actual Company Debt” and “Actual Excess Fees” shall mean: (1) the agreement of Parent and the Stockholder Representative in respect of any disputed items or amounts, as set forth in the Closing Statement Memorandum, in respect of each item and amount that is agreed upon by Parent and the Stockholder Representative prior to the expiration of the applicable thirty (30) calendar day period set forth in this Section 2.10(e); and (2) the resolution of any disputed items or amounts resolved by the Independent Accounting Firm pursuant to clause (ii) of this Section 2.10(e).

2.11 Post-Closing Payments; Earn-out

(a) Definitions

(i) “Additional Shares” shall mean 860,000 shares of Parent Common Stock.

(ii) “Deferred Merger Consideration” shall mean the shares of Parent Common Stock issuable by Parent pursuant to this Section 2.11.

(iii) “EBITDA Shares” shall mean 2,000,000 shares of Parent Common Stock.

(iv) “EBITDA Target Floor” shall mean $12,600,000.

(v) “EBITDA Target” shall mean $14,000,000.

(vi) “Performance Period” shall mean the calendar year ending December 31, 2010.

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(vii) “Performance Period EBITDA” shall mean the earnings of the Final Surviving Entity and its Subsidiaries (on a consolidated basis) from operations during the Performance Period before interest, taxes, depreciation and amortization, calculated as if the Final Surviving Entity and its Subsidiaries were being operated as a separate and independent corporation as adjusted by Schedule 2.11(b), plus, to the extent they would otherwise result in a reduction of Performance Period EBITDA, the following items: (a) any costs incurred by the Final Surviving Entity and its Subsidiaries after the Effective Time associated with SEC or stock exchange reporting requirements in excess of all legal and accounting fees incurred by the Company and its Subsidiaries during the same period in 2009 other than those incurred in connection with the Merger that would not otherwise have been incurred in the normal course of business, (b) legal, advisory and accounting expenses incurred in connection with the Merger during the Performance Period that would not otherwise have been incurred in the normal course of business, (c) any costs and expenses paid or accrued for Parent Content Delivery Network Services and (d) insurance costs incurred to purchase policies required by Section 6.23 (excluding any costs of Parent under Section 6.23(f)); provided, however that, in the event Performance Period EBITDA as calculated herein exceeds $14,000,000, it shall be deemed to be $14,000,000 for all purposes of and under this Agreement. Performance Period EBITDA shall be determined in accordance with GAAP as determined by the firm of independent certified public accountants engaged by Parent for purposes of its 2010 audit. In determining Performance Period EBITDA: (1) Performance Period EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; and (2) other than included in clause (a) of this definition, no deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Parent to the Final Surviving Entity.

(viii) “Performance Period Revenue” shall mean the consolidated revenues of the Final Surviving Entity during the Performance Period calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare Parent’s Annual Report on Form 10-K for the year ended December 31, 2010 and as adjusted by Schedule 2.11(b) hereof; provided, however that, in the event, the Performance Period Revenue exceeds $55,000,000, it shall be deemed to be $55,000,000 for all purposes of and under this Agreement.

(ix) “Performance Period Statement” shall mean a statement of the Performance Period EBITDA and the Performance Period Revenue of the Final Surviving Entity and its Subsidiaries on a consolidated basis.

(x) “Revenue Shares” shall mean 2,000,000 shares of Parent Common Stock.

(xi) “Revenue Target Floor” shall mean $49,500,000.

(xii) “Revenue Target” shall mean $55,000,000.

(b) Deferred Payments. In addition to the Merger Consideration, Parent shall issue to the Company Securityholders (in proportion to their respective Pro Rata Portions) that number of shares of Parent Common Stock determined by the following:

(i) that number of whole Revenue Shares equal to the product of (x) the total number of Revenue Shares multiplied by (y) a fraction, the numerator of which shall equal (A) the Performance Period Revenue minus (B) the Revenue Target Floor and the denominator of which shall equal (A) the Revenue Target minus (B) the Revenue Target Floor;

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(ii) that number of whole EBITDA Shares equal to the product of (x) the total number of EBITDA Shares multiplied by (y) a fraction, the numerator of which shall equal (A) the Performance Period EBITDA minus (B) the EBITDA Target Floor and the denominator of which shall equal (A) the EBITDA Target minus (B) the EBITDA Target Floor; and

(iii) that number of whole Additional Shares determined in accordance with Schedule 2.11(b) hereto.

(c) Certain Procedures Concerning the Deferred Merger Consideration.

(i) On or before January 31, 2011, Parent shall deliver to the Stockholder Representative the Performance Period Statement. The Performance Period Statement shall fairly and accurately present the Performance Period EBITDA and the Performance Period Revenue; all calculated in accordance with this Agreement.

(ii) The Stockholder Representative may dispute any item or amount set forth in the Performance Period Statement, at any time within fifteen (15) calendar days following receipt of the Performance Period Statement by delivering to Parent a notice of such dispute (a “Performance Period Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Stockholder Representative, (B) the Stockholder Representative’s calculation of each such disputed item or amount, and (C) the Stockholder Representative’s calculation of the Performance Period EBITDA and the Performance Period Revenue after giving effect to the Stockholder Representative’s calculation of each such disputed item or amount. During the period of any review or dispute pursuant to this Section 2.11(c)(ii), Parent shall provide the Stockholder Representative with reasonable access to the Final Surviving Entity’s headquarters, during normal business hours, and without significant disruption to Parent or the Final Surviving Entity, books, records and employees of the Final Surviving Entity and its Subsidiaries having relevant information concerning the preparation of the Performance Period Statement and the determination of the Performance Period EBITDA and the Performance Period Revenue.

(iii) In the event that the Stockholder Representative shall not deliver a Performance Period Notice of Dispute pursuant to Section 2.11(c)(ii), then (A) the Stockholder Representative shall be deemed to have irrevocably consented and agreed to each item and amount set forth in the Performance Period Statement, and (B) for all purposes of and under this Agreement, “Performance Period EBITDA” shall mean the Performance Period EBITDA and “Performance Period Revenue” shall mean the Performance Period Revenue, each as set forth in the Performance Period Statement delivered by Parent pursuant to Section 2.11(c)(i). In the event that the Stockholder Representative shall deliver a Performance Period Notice of Dispute pursuant to Section 2.11(c)(ii), then Parent and the Stockholder Representative shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Performance Period Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Stockholder Representative shall reach agreement, within fifteen (15) calendar days following Parent’s receipt of a Performance Period Notice of Dispute, on all disputed items and amounts set forth in such Performance Period Notice of Dispute, then for all purposes of and under this Agreement, “Performance Period EBITDA” shall mean the Performance Period EBITDA and “Performance Period Revenue” shall mean Performance Period Revenue, each as agreed upon by Parent and the Stockholder Representative. In the event that Parent and the Stockholder Representative are unable to reach agreement, within fifteen (15) calendar days following Parent’s receipt of a Performance Period Notice of Dispute, on all of the disputed items or amounts set forth in a Performance Period Notice of Dispute, then:

(A) Parent and the Stockholder Representative shall execute a memorandum (the “Performance Period Memorandum”) setting forth (1) the resolved items and/or amounts, if any, and (2) the items or amounts that remain in dispute following such good faith negotiations;

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(B) Parent and the Stockholder Representative shall submit all remaining disputed items and amounts set forth in the Performance Period Memorandum to the Independent Accounting Firm for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts identified in the Performance Period Memorandum as being in dispute between Parent and the Stockholder Representative, (3) be instructed to reach its conclusions regarding any such dispute within fifteen (15) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any amount claimed by the Stockholder Representative or amount claimed by Parent in an amount less than that claimed by such party, or (y) determine any amount claimed by the Stockholder Representative or amount claimed by Parent in an amount in excess of the amount claimed by such party. All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Parent and the Stockholder Representative. The Independent Accounting Firm shall determine all disputed items and amounts and its decision in respect thereof shall be final and binding upon Parent and the Stockholder Representative; and

(C) For all purposes of and under this Agreement, “Performance Period EBITDA” and “Performance Period Revenue” shall mean: (1) the agreement of Parent and the Stockholder Representative in respect of any disputed items or amounts, as set forth in the Performance Period Revenue Memorandum, in respect of each item and amount that is agreed upon by Parent and the Stockholder Representative prior to the expiration of the applicable fifteen (15) calendar day period set forth in this Section 2.11(c)(iii); and (2) the resolution of any disputed items or amounts resolved by the Independent Accounting Firm pursuant to clause (B) of this Section 2.11(c)(iii).

(iv) The rights of the Company Securityholders to the Deferred Merger Consideration are personal to each such Company Securityholder and shall not be transferable or assignable for any reason other than by operation of law, will or the laws of descent. Any attempt to transfer such rights by any Company Securityholder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(v) Parent acknowledges that the right to receive the Deferred Merger Consideration is an integral part of the Merger Consideration to be received by the Company Securityholders pursuant to this Agreement. In furtherance of the foregoing, (x) Parent shall not take any actions, or fail to take any actions with the specific intent of reducing or impairing the amount of the Deferred Merger Consideration payable hereunder, and (y) until the end of the Performance Period, Parent shall (A) permit the Stockholder’s Representative and his agents, attorneys and accountants to have reasonable access, upon reasonable notice and during normal business hours, to the books and records of the Final Surviving Entity for the purpose of verifying Parent’s compliance with this Section 2.11, provided that, any such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Final Surviving Entity and shall be arranged through responsible officers of the Final Surviving Entity designated for such purpose; (B) cause the collective business activities of the Final Surviving Entity and its Subsidiaries to be accounted for separately from any other business activities and operations of Parent or its subsidiaries or Affiliates, and shall maintain such books and records with respect thereto as shall be necessary to carry out the provisions hereof; (C) permit, but it shall not require, the Final Surviving Entity to obtain Parent Content Delivery Network Services, (D) not change the fiscal year of the Final Surviving Entity; and (E) not terminate any of John Vincent, Michael Rosner or Erwin Plomp, except for termination “for cause” as defined in such Continuing Employee’s respective employment agreement.

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(d) Payment of the Deferred Merger Consideration. Within two Business Days following the filing of Parent’s Form 10-K for the year ended December 31, 2010 with the SEC (but not in any event later than two Business Days following the due date for such filing (without regard to Rule 12b-25), Parent shall deposit or cause to be deposited with the Exchange Agent certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to deliver, the Deferred Merger Consideration to the Company Securityholders. Notwithstanding the foregoing sentence, if Parent has not filed its Form 10-K for the year ended December 31, 2010 due to accounting or other issues arising from the Final Surviving Entity and its Subsidiaries, Parent shall not be obligated to deposit the Deferred Merger Consideration until Parent has filed its Form 10-K for the year ended December 31, 2010.

(e) For the avoidance of doubt, as used in this Section 2.11, the results of the Final Surviving Entity shall include the results of the Company and its Subsidiaries on a consolidated basis for that portion of the Performance Period up to the Effective Time, and the results of the Final Surviving Entity and its Subsidiaries on a consolidated basis for that portion of the Performance Period following the Effective Time. Such results shall also include the results of any business engaged in the business of software development and services for online display and video advertisements that is acquired during the Performance Period by Parent or the Final Surviving Entity or a Subsidiary for that portion of the Performance Period up to the Effective Time and on a consolidated basis with the Final Surviving Entity and its Subsidiaries for that portion of the Performance Period following the Effective Time.

2.12 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Interim Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.13 No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Interim Surviving Corporation, the Final Surviving Entity or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

2.14 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate or Company Warrant surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.15 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate or Company Warrant with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate or Company Warrant shall have

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surrendered such Company Stock Certificate or Company Warrant and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates or Company Warrants shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates or warrants, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates or warrants to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.16 Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

2.17 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation or the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub One, the directors and officers of the Company and Merger Sub One shall take all such lawful and necessary action. If, at any time after the effective time of the Second Step Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Interim Surviving Corporation and Merger Sub Two, the directors and officers of the Interim Surviving Corporation and Merger Sub Two shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs of this Article III to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is reasonably apparent from the disclosure made without reference to the underlying documents referenced therein) supplied by the Company to Parent (the “Company Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in Georgia and

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each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date (the “Bylaws”), each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock, of which 11,484,084 shares are issued and outstanding as of the date hereof, 15,000,000 shares of Company Preferred Stock, of which (i) 1,166,667 shares are designated as “Series A Preferred Stock,” of which 870,000 shares are issued and outstanding as of the date hereof, (ii) 5,500,000 shares are designated as “Series B Preferred Stock,” of which 5,219,305 shares are issued and outstanding as of the date hereof, and (iii) 5,000,000 shares are designated as “Series C Convertible Preferred Stock,” of which 654,534 shares are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Company Disclosure Schedule. As of immediately prior to the Effective Time, all shares of Company Preferred Stock shall have been converted to Company Common Stock and no shares of Company Preferred Stock shall be issued and outstanding. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule which further sets forth for each such person the type of entity of such person, any ultimate parent entity of such person, if not an individual, the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

(b) No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(c) There are no outstanding shares of Company Capital Stock that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar Contract with the Company.

(d) Except for the Company Stock Option Plan and as described in Section 3.2(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any Person. The Company Stock Option Plan has been duly authorized, approved and adopted by the Company Board and its stockholders and is in full force and effect. The Company has reserved 4,900,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company

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upon the exercise of Company Options under the Plan, of which (i) 3,270,002 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, (ii) 1,375,418 shares have been issued upon the exercise of Company Options under the Plan and remain outstanding as of the date hereof and (iii) 33,649 shares remain available for future grant. All outstanding Company Options have been offered, issued, and delivered by the Company in compliance with all applicable Laws, including federal and state securities Laws, and in compliance with the terms and conditions of the Company Stock Option Plan. Section 3.2(d) of the Company Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant and whether such Company Option is a nonstatutory stock option or is intended to quality as an incentive stock option as defined in Section 422 of the Code. All of such warrants and options are fully vested as of the date hereof and all of such warrants and options will be exercised on a net or “cashless” basis prior to the Effective Time. No Company Option has been granted with an exercise price less than the fair market value of the Company Common Stock underlying such option on its date of grant. True and complete copies of all Contracts and instruments relating to or issued under the Company Stock Option Plan have been made available to Parent, and such Contracts and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts or instruments from the forms thereof made available to Parent. Except as provided in Section 3.2(d) of the Company Disclosure Schedule, all holders of Company Options are current employees of the Company.

(e) Prior to the Effective Time, all loans outstanding by the Company to any Company Securityholder will have been paid and satisfied in full.

(f) As of the date hereof, an aggregate of 1,841,623 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options and Company Warrants listed on Section 3.2(f) or Section 3.2(d) of the Company Disclosure Schedule, additional warrants to be issued to the holder of Company Series C Preferred Stock in connection with the conversion of such stock to debt prior to the Effective Time, and shares to be issued to certain holders of stock of the Company’s European Subsidiaries in exchange for such stock prior to the Effective Time pursuant to Section 6.21 (all as described on Section 3.2(f) of the Company Disclosure Schedule), there are no options, warrants, calls, rights, convertible securities, restricted stock units, performance shares, phantom stock, stock appreciation rights, profit participation or similar commitments or Contracts of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation (other than Company bonus plans based on operating profit in accordance with past practices and disclosed in Section 3.2(f) of the Company Disclosure Schedule), or other similar rights with respect to the Company. Except as contemplated hereby and as provided for in voting agreements executed in connection with the issuance of Company Preferred Stock (which will be terminated prior to the Effective Time), there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. Except as provided for in agreements executed in connection with the issuance of Company Preferred Stock (which will be terminated prior to the Effective Time), there are no Contracts to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Capital Stock. As a

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result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) The allocation of the Merger Consideration set forth in Section 2.7(e) is consistent with the Certificate of Incorporation of the Company as amended as of immediately prior to or at the Effective Time.

(h) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

3.3 Subsidiaries.

(a) A complete and accurate list of the name, jurisdiction of organization and stockholders of each Subsidiary of the Company is set forth in Section 3.3(a) of the Company Disclosure Schedule, and no other Person has any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the Company except as reflected in Section 3.3(a) of the Company Disclosure Schedule. As of immediately prior to the Effective Time, the Company will own one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries and no other Person will have any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the corporate power and authority to own its respective properties and to carry on its respective business as currently conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, lease or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has delivered a true and correct copy of its Certificate of Incorporation, as amended to date, and Bylaws, as amended to date, or any other equivalent charter governing documents, as amended to date, each in full force and effect on the date hereof, to Parent. The board of directors of any Company Subsidiary has not approved or proposed any amendment to any Company Subsidiary’s Certificate of Incorporation, Bylaws or any other applicable charter governing documents from those made available to Parent.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid, and non-assessable and are not subject to preemptive rights created by statute, any Subsidiary’s certificate of incorporation, bylaws or any other applicable charter governing documents, or any Contract to which any of the Company’s Subsidiary is a party or by which it is bound, and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Final Surviving Entity of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

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(d) There are no outstanding (i) securities of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or Contracts to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the adoption of this Agreement by the Company Stockholders. The vote required to (i) adopt this Agreement, the Merger and the transactions contemplated hereby by the Company Stockholders is set forth in Section 3.4 of the Company Disclosure Schedule and (ii) convert all outstanding shares of Company Preferred Stock into Company Common Stock pursuant to the Charter Documents are referred to collectively herein as the “Requisite Company Stockholder Approval”. At a meeting duly called and held prior to the date hereof, the Company Board has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement, the Merger and the transactions contemplated hereby and (c) unanimously recommended that the Company Stockholders adopt this Agreement, the Merger and the transactions contemplated hereby in accordance with applicable Legal Requirements, the Certificate of Incorporation and the Bylaws (such approval, the “Company Voting Proposal” and such recommendation, the “Company Board Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (any such event, a “Conflict”) (a) assuming receipt of the approval of the Company Stockholders pursuant to its Charter Documents, any provision of the Charter Documents of the Company, as amended, (b) any Material Contract listed or required to be listed in the Company Disclosure Schedules, or (c) assuming receipt of the approval of the Company Stockholders pursuant to its Charter Documents and applicable Law and assuming receipt of the government approvals contemplated by Section 3.6, any Law applicable to the Company or any of its properties or assets

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(whether tangible or intangible), except in the case of clause (b) for any such Conflicts that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholders, (c) the applicable requirements of the HSR Act or under any foreign merger control Laws, if any, and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.7 Company Financial Statements. Section 3.7 of the Company Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2008 and December 31, 2007, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of September 30, 2009, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the 9 months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods indicated (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The date of the most recent audited consolidated balance sheet contained in the Year-End Financials is referred to hereinafter as the “Balance Sheet Date” and the Company’s unaudited consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Current Balance Sheet.”

3.8 Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since December 31, 2008, none of the Company, any of its Subsidiaries or the Company’s independent auditors has identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the management of the Company or any of its Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

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3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability, indebtedness, obligation, expense, guaranty or endorsement of any obligation, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP) (collectively, “Liabilities”), except for (a) Liabilities which have been reflected in the Current Balance Sheet, (b) Liabilities that have arisen in the ordinary course of business consistent with past practices since the date of Current Balance Sheet, other than any Liability for breach or default, under Contracts to which the Company or its Subsidiaries are a party to which they are bound and (c) Liabilities incurred in connection with the preparation and negotiation of this Agreement.

3.10 No Changes.

(a) Except as provided in Section 3.10(a) of the Company Disclosure Schedule, since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V or Article VI, there has not been, occurred or arisen any:

(i) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(ii) any action that, if taken on or after the date of this Agreement, would be prohibited by clauses (a), (d), (l), (m), (o), (r), (t) and (x) of Section 5.2;

(iii) a Company Material Adverse Effect; or

(iv) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (i) through (iii) of this Section 3.10(a) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

(b) Except as provided in Section 3.10(b) of the Company Disclosure Schedule, since September 30, 2009, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V or Article VI, there has not been, occurred or arisen any:

(i) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(ii) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the ordinary course of business consistent with past practice) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(iii) grant of any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

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(iv) adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants; or

(v) waiver of any stock repurchase rights, accelerate, amend or change the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans.

3.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, provincial, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and including any liability for taxes of a predecessor or transferor.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have prepared and timely filed all required U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms and reports (including any attachments or schedules thereto and amendments thereof) (“Returns”) relating to Taxes required to be filed by the Company, its Subsidiaries or their respective operations, and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law. The Company and each of its subsidiaries have timely paid all Taxes required to be paid, whether or not shown to be due on such Returns.

(ii) The Company and each of its Subsidiaries have timely reported, withheld and remitted to the appropriate taxing authority, as applicable, with respect to its employees and other third parties, all U.S. federal, state, local, provincial and non-U.S. income Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be reported and/or withheld and remitted.

(iii) No Tax deficiency is outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or other examination.

(v) As of the Balance Sheet Date, the Company and each of its Subsidiaries did not have any liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise and neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Parent, copies of all income, franchise, sales and use, property and other material Returns for the Company and each of its Subsidiaries filed for all periods with respect to which the applicable statute of limitations has not expired.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(viii) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation Contract, nor does the Company owe any amount under any such Contract, (C) any liability for the Taxes of any person, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law, or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement or Contract that would be treated, to the Knowledge of the Company, as a partnership for Tax purposes.

(ix) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any representative thereof.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or source of income in that country. No claim has ever been made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Returns that it is or may be subject to taxation by that jurisdiction.

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(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing, (B) installment sale or open transaction disposition consummated prior to the Closing or (C) prepaid amount received prior to the Closing.

(xv) Neither the Company nor any of its Subsidiaries (A) has agreed to or is not required to make any adjustments or changes in accounting method pursuant to Section 481 of the Code or any similar provision of applicable Law and to the Knowledge of the Company, neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method, (B) has an application pending with any taxing authority requesting permission for any changes in accounting methods and (C) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision applicable Law.

(xvi) The Company has made available to Parent all documentation relating to, and is in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction Contract or order (“Tax Incentive”) with respect to the Company and each of its Subsidiaries. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvii) The Company and each of its Subsidiaries have in their respective possession official foreign receipts for any Taxes paid by them to any foreign taxing authorities.

(xviii) The Company and each of its Subsidiaries has made available to Parent contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. To the Knowledge of the Company, the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xix) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which Parent, the Company or any Subsidiary of Parent or the Company would be required to deduct or withhold any taxes.

(c) Loss of Compensation Deduction. There is no Contract to which the Company or any ERISA Affiliates is a party, including the provisions of this Agreement, covering any employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(d) Section 280G. Neither the Company nor any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or that could not be deductible under Section 280G of the Code. Section 3.11(d) of the Company Disclosure Schedule lists each “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

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(e) Section 409A. Section 3.11(e) of the Company Disclosure Schedule lists each Contract between the Company or any of its ERISA Affiliates and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code or any similar state Law with respect to any arrangements or Contracts in effect as of the Effective Time.

(f) No Tax Gross-Ups. There is no Contract to which the Company or any ERISA Affiliate is a party covering any Employee which could require the Company or any ERISA Affiliate to compensate any Employee for Tax-related payments under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

3.12 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted in any material respect from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective,

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and there is not, under any of such Lease Agreements, any existing default, or event of default by the Company or any of its Subsidiaries, nor to the Knowledge of the Company by any other party thereto, (or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries, nor to the Knowledge of the Company by any other Party thereto), that is or would reasonably be expected to be, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees or is party to any broker agreements with respect to any such Leased Real Property or any other property. The Company and its Subsidiaries have performed all of their respective obligations under any termination agreements pursuant to which the Company or any of its Subsidiaries has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.

(c) The Leased Real Property is suitable for the conduct of the business as presently conducted. To the Company’s Knowledge, (i) there are no Laws now in existence which could require the tenant of any Leased Real Property to make any expenditure in excess of $15,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) neither the Company nor any of its Subsidiaries shall be required to expend more that $25,000 under any Lease Agreement to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The material equipment owned or leased by the Company and its Subsidiaries is in all material respects in good operating condition and regularly and properly maintained subject to normal wear and tear.

3.14 Intellectual Property.

(a) Company Products or Services. Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products or Services.

(b) Registered Intellectual Property.

(i) Section 3.14(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of (A) all Company Registered Intellectual Property, indicating for each item the registration or application number and the applicable filing jurisdiction, and any unregistered Trademarks of the Company, and (B) any claims, proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Company Registered Intellectual Property other than proceeding related to the application for such Registered Intellectual Property in the ordinary course. Schedule 3.14(b)(i) sets forth the actions that, to the Knowledge of the Company, must be taken within 120 days of the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates

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(ii) Each item of Company Registered Intellectual Property is valid, subsisting (except for the applications) and enforceable, and has not expired, been cancelled or abandoned. With respect to each item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any registered intellectual property rights, including “small business status,” that would not be applicable to Parent. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(c) Ownership.

(i) No Company Intellectual Property or Company Product is subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(ii) Following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any person.

(iii) The Company owns, and has good and exclusive title to, each item of Company Intellectual Property free and clear of any Lien. Without limiting the foregoing: (A) the Company or any of its Subsidiaries is the exclusive owner of all Trademarks that are used to designate the source or origin of the Company Products or Services; (B) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Product; and (C) the Company or one of its Subsidiaries is the exclusive owner of any Patents that cover the manufacture, use, sale or import of any Company Products or Services.

(iv) In each case in which the Company or any of its Subsidiaries has engaged or hired a third party, other than employees of the Company or its Subsidiaries acting within the scope of their employment, to develop or create any Intellectual Property or technology for the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property or technology from any third party, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property (including the right to seek past and future damages with respect thereto) and technology to the Company or any of its Subsidiaries, and where any such Intellectual Property is Company Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company or its Subsidiaries has recorded each such assignment with the relevant Governmental Entity.

(v) No person who has licensed or assigned any Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or modifications made by or for the Company or any of its Subsidiaries in or to such Intellectual Property. No person other than the Company and its Subsidiaries owns or has a contractual right to own any Intellectual Property developed by the Company or any of its Subsidiaries.

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(vi) Neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person, or (B) permitted the Company’s or any of its Subsidiaries’ rights in any material Intellectual Property that is Company Intellectual Property to lapse or enter the public domain.

(d) Non-Infringement.

(i) Neither the operation of the Company’s and its Subsidiaries’ business as such business is, or has been conducted, nor as such business is currently contemplated to be conducted (including the design, development, testing, manufacture, use, import, sale, licensing or other exploitation of Company Products or Services), does, has or will infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

(ii) The Company’s and its Subsidiaries’ distribution, collection or other use of any data, information or content (including data, information or content belonging to third parties, and personal data regarding third parties) does not and has not, and the consummation of the Merger and the distribution, collection and use of such data, information, content or works in substantially the same manner by Parent and Final Surviving Entity following the Merger will not (A) infringe or violate the rights of any Person (including any right to privacy or publicity), or (B) violate in any material respect any Law of any country or jurisdiction.

(e) Company Intellectual Property Contracts.

(i) Section 3.14(e)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party (1) pursuant to which Company has licensed or assigned or is obligated to license or assign any Company Intellectual Property to a third party, or otherwise relating to any Company Intellectual Property (“Out-Licenses”), other than non-exclusive licenses entered into in the ordinary course in connection with the sale of Company Products, or (2) pursuant to which a third party has licensed or assigned any Intellectual Property to the Company (“In-Licenses”, and together with Out-Licenses, the “Company Intellectual Property Contracts”), other than licensed with respect to commercially available software for a total consideration of less than $100,000. The Company’s forms of Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement are included in Section 3.14(e)(i) of the Company Disclosure Schedule.

(ii) All Company Intellectual Property Contracts are in full force and effect.

(iii) Neither the Company nor any of its Subsidiaries is in breach of any of the Company Intellectual Property Contracts, and, to the Knowledge of the Company, no other party to any Company Intellectual Property Contract has failed to perform thereunder, except for any such breach or failure that has not and would not reasonably be expected to be, individually or in the aggregate, material to the a Company and its Subsidiaries, taken as a whole.

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(iv) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Company Intellectual Property Contract, except for any such breach, modification, cancellation, termination or suspension that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(v) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in (A) Parent or Final Surviving Entity granting to any third party any right in any Intellectual Property, (B) Parent or Final Surviving Entity being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (C) Parent or Final Surviving Entity being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or any of its Subsidiaries prior to the Closing.

(vi) Section 3.14(e)(vi) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend, warrant, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or termination with respect to the infringement or misappropriation of any Intellectual Property (other than Contracts entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any of its Subsidiaries’ standard forms included in Section 3.26 of the Company Disclosure Schedule).

(f) Standards. Neither the Company nor any of its Subsidiaries has participated in any standards bodies or other organizations that would require Company or any of its Subsidiaries to license or disclose any Company Intellectual Property to any third party or restrict Company’s enforcement of the Company Intellectual Property.

(g) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funding provided in exchange for Company Capital Stock) was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Intellectual Property for the Company or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h) Third-Party Infringement. To the Knowledge of the Company, (i) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property, and (ii) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property in a manner that would adversely affect the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity or arbitral tribunal against any third party with respect to any Company Intellectual Property.

(i) Trade Secret Protection. The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect the rights of the Company in the Company’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to the Company under an obligation of confidentiality. Without limiting the foregoing, the

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Company and each of its Subsidiaries has and enforces a policy requiring each employee and contractor involved in the creation of Intellectual Property for the Company or any of its Subsidiaries to execute the form of Employee Proprietary Information Agreement and/or the form of Consultant Proprietary Information Agreement in the forms set forth on Section 3.14(i) of the Company Disclosure Schedule hereof and all current and former employees and contractors of the Company have executed such or a substantially similar form agreement.

(j) Third Party Software. The Company and each of its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, operating systems, databases, compilers and all other third-party software and electronic data that are used in the operation of the Company’s and its Subsidiaries’ business or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into or distributed with any Company Product.

(k) Open Source. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, or a similar license.

(i) Section 3.14(k)(i) of the Company Disclosure Schedule accurately identifies and describes (A) each item of Open Source Material that is or has been contained in, distributed with, or used in the development of each Company Product or from which any part of any Company Product has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) the applicable license terms for each such item of Open Source Material, (C) the Company Product(s) (if any) to which each such item of Open Source Material relates, and (D) whether (and if so, how) each such item of Open Source Material has been modified or distributed by or for the Company.

(ii) Neither the Company nor any of its Subsidiaries has (A) incorporated Open Source Material into, or combined Open Source Material with, any Company Product or Company Intellectual Property, or used Open Source Material to develop or provide any Company Product or Company Intellectual Property, (B) distributed Open Source Material in conjunction with or for use with any Company Product or Company Intellectual Property, or (C) otherwise used Open Source Material, in each case, in a manner that (1) imposes or could impose a requirement or condition that such Company Product or Company Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or would require the grant of a license to any Person of any Company Intellectual Property.

(l) Source Code. Other than as disclosed in Section 3.14(l) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company Intellectual Property (“Company Source Code”), except for disclosures to employees, contractors or consultants under written nondisclosure agreements. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any person of any Company Source Code. Section 3.14(l) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit,

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with an escrow agent or any other person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Company Source Code.

(m) Privacy and Personal Data.

(i) For purposes of this Agreement, “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person; “Company User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Product or website of the Company, and “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product or of any website of the Company, (B) the collection, storage, disclosure, and transfer of any Company User Data or Personal Data, or (C) any Employee information.

(ii) Section 3.14(m)(ii) of the Company Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information. The Company and each of its Subsidiaries has complied with all applicable Laws and all applicable Company Privacy Policies. Section 3.14(m)(ii) of the Company Disclosure Schedule also identifies and describes each database containing any Personal Data maintained by or for Company or any of its Subsidiaries at any time, the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred and there has been no unauthorized or illegal use of or access to any of the data in any of such databases. None of the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s or the Final Surviving Entity’s possession or use of any Company User Data will result in any violation of any Law or Company Privacy Policy.

3.15 Malware. The Company Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of any Company Product or any product or system incorporating a Company Product (or parts thereof) or any associated data or other software, or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation.

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) (A) any Employee Agreement granting any change of control, severance, or termination pay (in cash or equity or otherwise) to any Employee, or (B) any contractor, consulting or sales Contract, or commitment with a vendor, firm or other organization involving, in the case of subclause (B), future payments in excess of $50,000 in the aggregate;

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(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events following the Merger, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (other than using the estimated per-share consideration amount to be paid in connection with the Merger for purposes of effecting net or “cashless” exercises of the Company Options and Company Warrants);

(iii) any fidelity or surety bond or completion bond;

(iv) any Lease Agreements or lease of personal property having a value in excess of $25,000 individually;

(v) any Contract of indemnification or guaranty.

(vi) any Contract or commitment relating to capital expenditures involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii) any Contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s or its Subsidiaries’ businesses;

(viii) any mortgages, bonds, notes, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or other material Company Debt, other than (A) accounts receivables and payables and (B) advances to employees for travel and business expenses, in each case in the ordinary course of business;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $25,000 individually;

(x) any Contracts that contain “most favored nation” or similar pricing provisions pursuant to which a party thereto has the right to reduce pricing terms due to pricing terms offered to other customers;

(xi) any distributor, dealer, sales representative, original equipment manufacturer, value added, remarketer, reseller, independent software vendor, joint marketing, strategic alliance, affiliate or other Contract for distribution of the Company Products or Services;

(xii) any Contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

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(xiii) any other Contract or commitment that provides for the payment by or to the Company in an amount in excess of $50,000 in the aggregate or more and is not cancelable without penalty within 30 days;

(xiv) any Contract materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete or to develop or to distribute or to sell;

(xv) any Company Intellectual Property Contract; or

(xvi) any Contract granting a Lien.

(b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) (i) is subject is valid and binding on the Company or such Subsidiary, (ii) is, to the Knowledge of the Company, enforceable against each of the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) is in full force and effect (other than those Contracts that by their terms have expired or been terminated since the date hereof) with respect to the Company or such Subsidiary and, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries party to any such Material Contract, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except in each of the foregoing cases for any such breach or default that has not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. True and complete copies of each Material Contract, including all amendments, supplements and other modifications thereto (whether or not disclosed in the Company Disclosure Schedule), have been delivered to Parent.

3.17 Interested Party Transactions. No officer, director, or other stockholder of the Company who is the beneficial owner of five percent (5%) or more of the Company Capital Stock (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.17.

3.18 Governmental Authorization. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its material properties or (b) which is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiaries, except where the failure to have any such Company Authorization so issued or granted is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with all Company Authorizations. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or

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conduct its business or hold any interest in its properties or assets, except where the failure to have any such Company Authorization is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.19 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors. To the Knowledge of the Company, no facts or circumstances exist which would give any Person a reasonable likelihood of success on the merits in any action, suit, claim or proceeding against the Company, any of its Subsidiaries or any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors by or before any Governmental Entity. To the Knowledge of the Company, no facts or circumstances exist which would give a Governmental Entity a reasonable likelihood of success on the merits in any investigation, audit or other proceeding against the Company, any of its Subsidiaries, any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to the DGCL to indemnification, contribution or advancement of expenses from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time. To the Knowledge of the Company, no facts or circumstances exist which would give any Person a reasonable success on the merits on any contractual right or a right pursuant to the DGCL to indemnification, contribution or advancement of expenses from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which challenges or seeks to enjoin any of the transactions contemplated by this Agreement.

3.20 Environmental Matters.

(a) Condition of Property. Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries to liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to result in liability to the Company or any of its Subsidiaries, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company, any of its Subsidiaries or their respective agents.

(b) Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

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(c) Permits. Neither the Company nor any of its Subsidiaries is required to hold or maintain any Environmental Permits, and neither the Company nor any of its Subsidiaries has been required to hold or maintain any Environmental Permits in the past.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries or any Leased Real Property.

(e) Environmental Liabilities. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in any material liability to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f) Reports and Records. The Company has made available to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments.

3.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except for fees to the Company’s consultant not to exceed $200,000 in the aggregate (which fees, for the avoidance of doubt, shall be deemed Third Party Expenses hereunder) neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.22(a)(i) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment to: (i) establish any new Company Employee Plan or Employee Agreement; (ii) modify any Company Employee Plan or Employee Agreement; or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement. Section 3.22(a)(ii) of the Company Disclosure Schedule sets forth a table which provides next to each current employee’s name as of the date hereof: (1) the full-time or part-time status of such employee; (2) the exempt or non-exempt status of such employee for purposes of state and federal wage and hour Laws; (3) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such employee; (4) accrued vacation/paid time off for such employee, (5) the date of hire for such employee, and (6) the location where such employee performs services. To the Knowledge of the Company, no employee listed on Section 3.22(a)(ii) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 3.22(a)(iii) of the Company Disclosure Schedule contains an accurate and complete list of the names of all non-vendor independent contractors and Persons that have an ongoing service, contractor, consulting or advisory relationship with the Company or any of its Subsidiaries, with the start date and compensation terms.

(b) Documents. The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee

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Agreement including, without limitation, all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with any material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company and that are not incorporated into the plan documents, (viii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (ix) samples of all COBRA forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all nondiscrimination tests, reports and summaries for each Company Employee Plan for the three most recent plan years, and (xii) all IRS determination, opinion, notification and advisory letters issued with respect to each Company Employee Plan, if applicable.

(c) Employee Plan Compliance. The Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, are not in default or violation in any material respect of, and the Company has no Knowledge of any default or violation in any material respect by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including, but not limited to, ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all required provisions necessary to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

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(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries, (iv) except as provided in Section 3.22(d) of the Company Disclosure Schedule, self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies), (v) Multiemployer Plan, or (vi) multiple employer plan or to any plan described in Section 413 of the Code.

(e) International Employee Plan. With respect to each Company Employee Plan and each Employee Agreement that is subject to laws other than those of the United States (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable Law.

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company or any of its ERISA Affiliates has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries, (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, or (v) result in any increase in or obligations to fund benefits with respect to any Employee.

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(h) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours (including overtime wages), compensation and hours or work, and in each case, with respect to Employees: (i) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to Employees, (ii) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of their respective Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an Employee, (b) any employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages.

(i) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

(j) Insurance. Section 3.22(j) of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been

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questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

(k) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicine Prescription Drug Improvement and Modernization Act of 2003 or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

3.23 Compliance with Laws. The Company and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective real or personal properties is bound, except for such non-compliance, defaults and violations that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.24 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made, any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. The Company and each of its Subsidiaries has properly recorded and accounted for any payments for which improper reporting or payments could create a violation under the FCPA or other applicable law.

3.25 Substantial Customers and Suppliers.

(a) Section 3.25(a) of the Company Disclosure Schedule lists the twenty (20) largest customers of the Company on the basis of revenues for the nine (9) month period ending on the date of the Current Balance Sheet.

(b) Section 3.25(b) of the Company Disclosure Schedule lists the five (5) largest suppliers of the Company on the basis of cost of goods or services purchased for the nine (9) nine month period ending on the Current Balance Sheet.

(c) As of the date hereof, no customer or supplier set forth on Section 3.25(a) and 3.25(b) of the Company Disclosure Schedule has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such nine (9) month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

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3.26 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 3.26 of the Company Disclosure Schedule (and customer end use Contracts entered into in connection with the sale of Company Products or Services and related support and maintenance Contracts that do not materially differ in substance from the Company’s or any of its Subsidiaries’ standard forms of such Contracts, copies of which are included in Section 3.26 of the Company Disclosure Schedule) and warranties implied by law, neither the Company nor any of its Subsidiaries has given any representations, warranties (including representations or warranties regarding performance, availability, reliability, or security or confidentiality of data transmission or communications) or indemnities relating to products or technology sold or licensed or services rendered by the Company or any of its Subsidiaries.

3.27 Consent Solicitation. The information furnished by the Company about the Company on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to stockholders by the Company in connection with the solicitation of their consent to this Agreement, the Merger and the transactions contemplated hereby, will not contain, as of the date such document is mailed, delivered or otherwise furnished, any untrue statement of a material fact with respect to the Company and its Subsidiaries and will not omit to state any material fact with respect to the Company and its Subsidiaries necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

3.28 Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the information statement included in the Registration Statement, as provided to Company Stockholders in the proxy soliciting materials (excluding any of the information supplied by Parent for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time such information statement is mailed to the Company Stockholders and at all times that stockholder consents or votes are being solicited in connection with the First Step Merger, including at any stockholder meeting held to obtain such consents or vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

3.29 No Other Company Representation or Warranty

Other than (i) the representations and warranties of the Company set forth in this Agreement or any Related Agreement and (ii) the representations and warranties of the Company set forth in the certificate delivered pursuant to Section 7.2(l), the Company makes no other representation or warranty to Parent and the Merger Subs in connection with the Merger and the transactions contemplated by this Agreement and Parent and the Merger Subs acknowledge and agree that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity, or condition of the assets of the Company) are specifically disclaimed by the Company. The Company does not make or provide, and each of Parent and the Merger Subs hereby waives any right it may otherwise have with respect to, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples or condition of the Company’s assets.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent and the Merger Subs hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs of this Article IV to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is reasonably apparent from the disclosure made without reference to the underlying documents referenced therein) supplied by Parent to the Company (the “Parent Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization. Parent is a company duly incorporated, validly existing and in good standing under the laws of Delaware, Merger Sub One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub Two is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own its properties and to carry on its business as currently conducted.

4.2 Authority. Each of Parent and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Merger Subs. The vote required to approve the issuance of Parent Common Stock in the transactions contemplated by this Agreement by Parent Stockholders is set forth in Section 4.2 of the Parent Disclosure Schedule and referred to herein as the “Requisite Parent Stockholder Approval”. At a meeting duly called and held prior to the date hereof, the board of directors of Parent has (a) unanimously resolved that the Merger is advisable and in the best interests of the Parent and its stockholders, (b) unanimously approved this Agreement, the Merger and the transactions contemplated hereby and (c) unanimously recommended that the Parent Stockholders approve the issuance of Parent Common Stock in the transactions contemplated by this Agreement (such approval, the “Parent Voting Proposal” and such recommendation, the “Parent Board Recommendation”). This Agreement and each of the Related Agreements to which Parent and the Merger Subs, as applicable, is a party have been duly executed and delivered by Parent and the Merger Subs, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and the Merger Subs, as applicable, enforceable against it in accordance with their respective terms.

4.3 No Conflict. The execution and delivery by Parent and the Merger Subs of this Agreement and the Related Agreements to which Parent and the Merger Subs, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (a) any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent or the Merger Subs, (b) any Contract to which Parent or the Merger Subs is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to Parent or the Merger Subs or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c) for any such Conflicts that are not material to Parent and its Subsidiaries, taken as a whole, in any respect.

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4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act or under any foreign merger control Laws, if any, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of Nasdaq and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected to be, individually or in the aggregate, material to Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.5 Brokers’ and Finders’ Fees. Other than Jefferies & Company, Inc., who has given its opinion as to the fairness of the consideration to be paid by Parent in the Merger, neither Parent nor the Merger Subs has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company or any Company Securityholder incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent or the Merger Subs.

4.6 Available Funds. Parent has, and will make available to the Merger Subs, as appropriate, pursuant to existing cash and cash equivalents and committed credit facilities, all funds necessary to satisfy all of Parent’s and the Merger Subs’ obligations under this Agreement and the transactions contemplated hereby.

4.7 Parent Common Stock. The authorized capital stock of the Parent consists of 150,000,000 shares of Parent Common Stock, of which 84,994,562 shares are issued and outstanding as of December 17, 2009, and 7,500,000 shares of Parent preferred stock, par value $0.001, of which no shares are issued and outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Parent or any of its Subsidiaries is a party or by which it is bound. The shares of Parent Common Stock to be issued to holders of Company Capital Stock pursuant to the Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable. The shares of Parent Common Stock will be issued in compliance in all material respects with applicable securities Laws.

4.8 Substantial Customers and Suppliers

(a) Section 4.8(a) of the Parent Disclosure Schedule lists the twenty (20) largest customers of Parent on the basis of revenues for the nine (9) month period ending on September 30, 2009.

(b) Section 4.8(b) of the Parent Disclosure Schedule lists the five (5) largest suppliers of Parent on the basis of cost of goods or services purchased for the nine (9) month period ending on September 30, 2009.

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(c) As of the date hereof, no customer or supplier set forth on Section 4.8(a) and 4.8(b) of the Parent Disclosure Schedule has (i) ceased or materially reduced its purchases from or sales or provision of services to Parent since the beginning of such nine (9) month period, (ii) to the knowledge of Parent, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the knowledge of Parent, been threatened with bankruptcy or insolvency.

4.9 SEC Reports

(a) Parent has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2007 (all such forms, reports and documents, the “SEC Reports”). Each SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on the date such SEC Report was filed. True and correct copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable Legal Requirements, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each SEC Report did not, and in the case of such SEC Report filed by Parent with the SEC after the date of this Agreement and prior to the Effective Time, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement and prior to the Effective Time, complied or will comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c) The chief executive officer and chief financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Parent is otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq.

4.10 Information Supplied. The Registration Statement (excluding any of the information supplied by the Company for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the proxy statement included in the Registration Statement, as provided to

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stockholders of Parent in the proxy soliciting materials (excluding any of the information supplied by the Company for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the proxy soliciting materials are mailed to the stockholders of Parent and at all times that stockholder consents or votes are being solicited in connection with the First Step Merger, including at any stockholder meeting held to obtain such consents or vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

4.11 No Other Parent Representation. Other than (i) the representations and warranties of Parent and the Merger Subs set forth in this Agreement or any Related Agreement, Parent and the Merger Subs make no other representation or warranty to the Company in connection with the Merger and the transactions contemplated by this Agreement and the Company acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of Parent and the Merger Subs or the quality, quantity, or condition of the assets of Parent and the Merger Subs) are specifically disclaimed by the Company. Parent and the Merger Subs do not make or provide, and the Company hereby waives any right it may otherwise have with respect to, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples or condition of Parent’s and the Merger Subs’ assets.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts, liabilities and obligations and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Return, as set forth in Section 5.2(e) below), pay or perform other obligations when due, and preserve intact the present business organizations of the Company and each of its Subsidiaries, keep available the services of the present officers and employees of the Company and each of its Subsidiaries and preserve the relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.

5.2 Restrictions on Conduct of Company Business. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule, or (iii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not and shall cause each of its Subsidiaries not to:

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment exceeding $15,000 individually or $30,000 in the aggregate or any commitment or transaction of the type described in Section 3.16(a), other than for the sale of products and services in the ordinary course of business consistent with past practices;

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(c) pay, discharge, waive or satisfy, in an amount in excess of $15,000 individually or $30,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP or applicable Legal Requirements;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing Contract in respect of Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any income, franchise or other material Return or any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable, except as required by GAAP or applicable Legal Requirements;

(g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Subsidiary Capital Stock, or split, combine or reclassify any Company Capital Stock or Subsidiary Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock or Subsidiary Capital stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or Subsidiary Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock or Subsidiary Capital Stock) except in accordance with the Contracts evidencing Company Options and the conversion of the Company’s Series C Preferred Stock into Company Debt on the terms and conditions applicable thereto;

(h) except as set forth in the Company’s 2010 budget previously provided to Parent, adopt, terminate or amend any Company Employee Plan, enter into, terminate or amend any Employee Agreement, increase, decrease or otherwise change the salary, bonus, wage rates, fringe benefits, or other compensation (including equity based compensation) payable or to become payable to any Employee, or make any declaration, promise, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) of a severance payment, termination payment, change of control payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer, or Employee, except payments made pursuant to written Contracts existing on the date hereof and disclosed in Section 5.2(h) of the Company Disclosure Schedule, or increase rights to indemnification for any Employee;

(i) other than entering into non-exclusive licenses and related Contracts with respect to the sale or licensing of the Company Services to end users pursuant to written Contracts in the ordinary course of business consistent with past practices and that do not materially differ in substance from the Company’s standard form(s), (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of

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properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, or transfer or exclusively license to any Person any rights to any Company Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to the transfer or exclusive license of any Company Intellectual Property;

(j) make any loan to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or forgive any loan to any Person, or purchase debt securities of any Person or amend the terms of any outstanding loan Contract;

(k) incur any Company Debt in an aggregate amount in excess of $250,000 (other than (i) the obligation to reimburse employees for travel and business expenses, (ii) indebtedness incurred in connection with the purchase or sale of goods and services in the ordinary course of business consistent with past practices, or (iii) loans to direct or indirect wholly-owned Subsidiaries of the Company), or amend the terms of any outstanding Material Contract in respect of any Company Debt;

(l) waive or release any material right or claim of the Company or any of its Subsidiaries;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective business, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Subsidiary Capital Stock, or any securities convertible into or exercisable or exchangeable for any Company Capital Stock or Subsidiary Capital Stock, or subscriptions, rights, warrants or options to acquire any Company Capital Stock or Subsidiary Capital Stock, or other Contracts or commitments of any character obligating any of them to issue or purchase any Company Capital Stock or Subsidiary Capital Stock or other convertible securities, except for the issuance of Company Common Stock or Subsidiary Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and the Company), or the conversion of Company Preferred Stock;

(o) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Services other than any such Contracts entered into in the ordinary course of business consistent with past practices;

(p) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any material lease, sublease, license or other occupancy Contract with respect to any real property or renew, terminate or materially alter, amend or modify any of the terms of any Lease Agreement;

(q) terminate, amend or otherwise modify (or agree to do so), any Material Contract;

(r) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company’s or any of its Subsidiaries’ business;

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(s) enter into any material strategic alliance, affiliate Contract or joint marketing arrangement or Contract;

(t) waive any stock repurchase rights or right of first refusal, accelerate, amend or change the period of exercisability of Company Options or Company Warrants or reprice Company Options or Company Warrants granted under any employee, consultant, director or other stock plan (including the Company Stock Option Plan), or authorize any cash or equity exchange for any Company Options or Company Warrants granted under any of such plans;

(u) terminate any Critical Person or Key Employee, or encourage or otherwise cause any Critical Person or Key Employee to resign from the Company or any of its Subsidiaries.

(v) send any written communications (including electronic communications) to its Employees regarding this Agreement or the transactions contemplated hereby that would be required to be filed with the SEC under Regulation M-A;

(w) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(x) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(y) cancel or materially amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) any insurance policy of the Company or any of its Subsidiaries;

(z) grant any Lien on any of its material properties or assets; or

(aa) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(z).

5.3 No Solicitation.

(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall (and shall cause its Subsidiaries, directors, officers, employees, consultants, stockholders, members, partners, agents, advisors, attorneys, accountants, and representatives (collectively, “Representatives”) of any of the foregoing to) not, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any Acquisition Proposal; (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company or any of its Subsidiaries, or (iv) enter into any

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Contract with any Person providing for the acquisition of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall, and shall cause its Subsidiaries and the Representatives of any of the foregoing to, immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of this Section 5.3(a). An “Acquisition Proposal” shall mean any offer or proposal to acquire, directly or indirectly, fifteen percent (15%) or more of (i) the properties or technologies of the Company or any of its Subsidiaries, or (ii) any class of equity or other voting securities of the Company or any of its Subsidiaries (whether or not outstanding), in each case, whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction. A “Superior Proposal” shall mean any written offer or proposal (which has not been withdrawn) for a transaction or series of transaction providing for the acquisition of all of the Company Capital Stock which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) is more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the Merger, in each case taking into consideration, in addition to any other factors determined by the Company Board to be relevant, (i) all financial considerations relevant thereto, (ii) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (iii) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (iv) the other terms and conditions of such offer or proposal and the implications thereof on the Company, and (v) any proposal made by Parent in connection therewith or response thereto.

(b) Notwithstanding the foregoing terms of Section 5.3(a), at any time prior to obtaining the Requisite Company Stockholder Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, (i) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an unsolicited bona fide Acquisition Proposal in writing after the date hereof, and/or (ii) furnish or make available to any Person that has made (and not withdrawn) an unsolicited bona fide Acquisition Proposal in writing after the date hereof, any non-public information relating to the Company or any of its Subsidiaries; provided, however, the Company may take any action contemplated by the foregoing clauses (i) or (ii) if and only if all of the following conditions have been satisfied prior to taking such action (and continue to be satisfied at all times during which any of the foregoing actions are being taken):

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (x) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (y) the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under the DGCL;

(ii) none of the Company or any of its Representatives shall have breached or violated in any material respect the terms of this Section 5.3 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company shall have entered into a confidentiality agreement with such Person, the terms of which are no less favorable to the Company than those contained in the Reciprocal Confidentiality Agreement;

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(iv) the Company shall have given Parent’s Chief Executive Officer at least forty-eight (48) hours prior written notice of (x) its intent to take the action permitted by this Section 5.3(b) and (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 5.3(b), and (z) all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking any action with respect to such Person, the Company shall have given Parent a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents constituting such Acquisition Proposal provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith); and

(v) prior to or contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent).

(c) In addition to the obligations of the Company set forth in this Section 5.3, the Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent in writing of the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other documents constituting or relating to such Acquisition Proposal or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s, any of its Subsidiaries’ or any of their respective Representative’s receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative, Affiliate or Subsidiary of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Company Financials; Proxy Statement/Prospectus/Information Statement/Regulation M-A

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent shall prepare and shall file with the United States Securities and Exchange Commission (the “SEC”), a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the transactions contemplated by this Agreement (as may be amended or supplemented from time to time, the “Registration Statement”). Parent shall provide the Company with a reasonable opportunity to review and

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comment thereon. The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the transactions contemplated by this Agreement, (ii) a proxy statement of Parent for use in connection with the solicitation of proxies for the Parent Voting Proposal to be considered at the Parent Stockholder Meeting and (iii) a proxy statement of the Company for use in connection with the solicitation of proxies for the Company Voting Proposal to be considered at the Company Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) From and after the date hereof, the Company shall use its commercially reasonable efforts to (i) deliver to Parent its audited consolidated balance sheets as of December 31, 2009, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended which shall have been audited by Grant Thornton LLP, the Company’s independent auditors and (ii) deliver to Parent unaudited consolidated balance sheets and the related consolidated statements of income, cash flow and stockholders’ equity for each fiscal quarter beginning after January 1, 2009, which shall have been reviewed by Grant Thornton LLP in accordance with the standards established by the American Institute of Certified Public Accountants under Statement on Accounting Standards No. 100, in the case of clause (ii) only to the extent required by the SEC rules and regulations for the Registration Statement.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of the Company and/or Parent. The Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

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(d) Parent shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “Blue Sky Laws” in connection with the issuance of shares of Parent Common Stock in the Merger.

(e) Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event, prior to the Closing Date.

6.2 Parent Stockholder Meeting.

(a) As promptly as possible after the Registration Statement is declared effective by the SEC, Parent acting through the Parent Board, shall take all actions necessary to approve the issuance of Parent Common Stock in the transactions contemplated by this Agreement in accordance with applicable Legal Requirements, applicable rules of the Nasdaq, Parent’s certificate of incorporation and Parent’s bylaws. As promptly as possible after the Registration Statement is declared effective by the SEC, Parent shall duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of considering and voting upon the approval of the Parent Voting Proposal. Subject to Section 6.2(b), Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal, and to secure the Requisite Parent Stockholder Approval. Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with the DGCL, the rules of the Nasdaq, the Parent’s certificate of incorporation and the Parent’s bylaws and all other applicable Legal Requirements. The Proxy Statement/Prospectus shall include the Parent Board Recommendation. The board of directors of Parent shall not withhold, withdraw, amend or modify or publicly propose to withhold, withdraw or modify the Parent Board Recommendation. Notwithstanding anything else to the contrary set forth in this Agreement, Parent shall submit the Parent Voting Proposal to the Parent Stockholders for approval at the Parent Stockholder Meeting.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Parent, after consultation with the Company, may (but shall not be required to) adjourn or postpone the Parent Stockholder Meeting if (and solely to the extent necessary to ensure that) (i) any required supplement or amendment to the Registration Statement is provided to the Parent Stockholders, or (ii) as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) at the Parent Stockholder Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting.

6.3 The Company Stockholder Meeting.

(a) As promptly as possible after the Registration Statement is declared effective by the SEC, the Company acting through the Company Board, shall take all actions necessary to secure the Requisite Company Stockholder Approval in accordance with applicable Legal Requirements, the Certificate of Incorporation and the Bylaws. As promptly as possible after the Registration Statement is declared effective by the SEC, the Company shall duly call, give notice of, convene and hold and promptly as practicable, a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of considering and voting upon

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the approval of the Company Voting Proposal. The Company, acting through the Company Board, shall set the record date for determining the Company Stockholders entitled to vote at any meeting of the Company Stockholders after the date hereof (including the Company Stockholder Meeting) at least ten (10) days (or such lesser number of days as the Company and Parent shall mutually agree) after the date on which notice to the Company Stockholders of such meeting is first mailed to the Company Stockholders (or, in the case of the Company Stockholder Meeting, the date on which the Proxy Statement/Prospectus is first mailed to the Company Stockholders). The Proxy Statement/Prospectus shall include the Company Board Recommendation. The Company Board shall not withhold, withdraw, amend or modify or publicly propose to withhold, withdraw or modify the Company Board Recommendation and the Company Board shall not approve, endorse or recommend, or publicly propose to approve, endorse or recommend any Acquisition Proposal. Notwithstanding anything else to the contrary, the Company shall submit the Company Voting Proposal to the Company’s stockholders at the Company Stockholder Meeting, and the Company’s obligations under this Section 6.3(a) shall not be terminated, superseded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Subject to Section 6.3(c), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal, and to secure the Requisite Company Stockholder Approval. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholder Meeting or written consent solicited in connection with Section 6.3(a) are solicited in compliance with the DGCL, the Certificate of Incorporation and the Bylaws and all other applicable Legal Requirements.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company, after consultation with Parent, may (but shall not be required to) adjourn or postpone the Company Stockholder Meeting if (and solely to the extent necessary to ensure that) (i) any required supplement or amendment to the Registration Statement is provided to the Company Stockholders, or (ii) as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of the Company Common Stock represented (either in person or by proxy) at the Company Stockholder Meeting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

6.4 Access to Information. Each of Parent and the Company shall provide to the other party and its Representatives reasonable access, during normal business hours to (a) all of the properties, books, Contracts, commitments and records of such party and each of its Subsidiaries, including all Company Intellectual Property or Parent Intellectual Party, as applicable, as such other party may reasonably request, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of such party and each of its Subsidiaries as such other party may reasonably request, and (c) all employees as identified by such other party. Each of Parent and the Company shall provide to the other party and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request, provided, however, that no information discovered through the access afforded by this Section 6.4 shall be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it

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hereunder , provided however, that the delivery of any notice pursuant to this Section 6.5 shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.4 or pursuant to any notice provided under Section 6.5, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Reciprocal Confidentiality Agreement. Notwithstanding anything to the contrary set forth herein, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

6.7 Public Disclosure. Each of Parent and the Company shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Parent may, without the prior consent of the Company, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq.

6.8 Commercially Reasonable Efforts to Complete.(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any material business, material assets or material properties of Parent, its Subsidiaries or Affiliates or of the Company or of the Final Surviving Entity, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or Affiliates, the Company or the Final Surviving Entity to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company or the Final Surviving Entity, or (iii) the imposition of any material impediment on Parent, its Subsidiaries or Affiliates or the Company or the Final Surviving Entity under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require any party to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement

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(b) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) as required by the HSR Act and (ii) any filings required by the merger notification or control laws or regulations of any other applicable jurisdictions. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8(b) to comply in all material respects with applicable law.

(c) The Company and Parent each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.8(b) and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Legal Requirements, the parties shall consult with each other prior to taking a position with respect to any such filings, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other party in preparing and providing such information and promptly provide the other party (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(b), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.9 Contract Consents, Amendments and Terminations.

(a) The parties shall (i) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Company Disclosure Schedule, (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(g)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company or any of its Subsidiaries under such Contracts from and after the Effective Time and (iii) provide all notices required under any Contract in connection with the Merger, all of which such Contracts are listed on Schedule 7.2(g)(v). Such consents, modifications, waivers, notices and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (collectively, the “Consent Fees”).

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(b) The Company shall use commercially reasonable efforts to modify each of the Contracts listed on Schedule 7.2(g)(ii) hereto in the manner set forth on Schedule 7.2(g)(ii) hereto effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Effective Time. Such modifications shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a modification (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Modification Fees”).

(c) The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 7.2(g)(iii) hereto (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Final Surviving Entity will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements (the “Termination Fees”). The Company shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Company Stockholders, Principal Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(d) The Company shall send each of the notices set forth in Schedule 7.2(g)(iv) hereto (the “Cancellation Notices”) promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Cancellation Notices (the “Cancellation Fees,” and, collectively with the Consent Fees, the Modification Fees and the Termination Fees, the “Change of Control Fees”).

6.10 Pre-Closing Employee Matters.

(a) The Company shall use commercially reasonable efforts to cause each current employee of the Company or any of its Subsidiaries and each former employee of the Company or any of its Subsidiaries who is listed on Schedule 6.10(a) to have entered into and executed, and each person who becomes an employee of the Company or its Subsidiaries after the date hereof and prior to the Closing shall be required by the Company or its Subsidiaries to enter into and execute, an employee proprietary information agreement with the Company or its Subsidiaries enforceable and effective as of such employee’s first date of employment or service. The Company and its Subsidiaries shall use commercially reasonable efforts to cause each current consultant or contractor of the Company or any of its Subsidiaries, and each former consultant or contractor of the Company or its Subsidiaries who is listed on Schedule 6.10(a), to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or its Subsidiaries after the date hereof and prior to the Closing shall be required by the Company or its Subsidiaries to enter into and execute, a consultant proprietary information agreement with the Company or its Subsidiaries enforceable and effective as of such consultant or contractor’s first date of service.

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(b) The Company shall, prior to the Closing, cause each officer and director of the Company, other than any such officer or director identified in writing by Parent to the Company prior to the Closing, to execute a resignation and release letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

6.11 Post-Closing Employee Matters.

(a) Parent or its Affiliates shall offer each employee of the Company and its Subsidiaries, including the Key Employees, employment by Parent, its Affiliates, and/or the Final Surviving Entity as a Continuing Employee, to be effective as of the Closing Date. Except as may be required by Legal Requirements, for a period of one (1) year following the Effective Time, Parent shall, or shall cause the Final Surviving Entity to, provide each Continuing Employee base and salary compensation (excluding, for the avoidance of doubt, any equity based compensation) that is no less than the compensation provided to the Continuing Employee immediately prior to the Effective Time.

(b) Following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Final Surviving Entity to continue) to maintain the Company Employee Plans on the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each participant (including, without limitation, all dependents) in the Company Employee Plans to participate in a substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans and in each case at least equivalent to the benefits provided to each the Company Participant under the Company Employee Plans prior to the Effective Time.

(c) As promptly as practicable following the Effective Time, Parent shall allocate and grant in its sole discretion after consultation with John Vincent options to acquire 1,000,000 shares of Parent Common Stock (the “Continuing Employee Options”) among the Continuing Employees and (ii) notify each Continuing Employee of their respective allocation. The Continuing Employee Options shall (i) be issued pursuant to the Parent Stock Option Plan and (ii) vest twenty-five percent (25%) on the first anniversary of their issuance date and monthly over a three-year term thereafter; provided, however that in the event a Continuing Employee does not remain an employee or service provider of Parent or its Affiliates on each vesting date, any unissued or unvested Continuing Employee Options allocated to such continuing Employee shall be forfeited without consideration.

(d) As promptly as practicable following the Effective Time, Parent shall (i) establish and maintain an employee retention plan for the Continuing Employees, (ii) issue 1,000,000 Restricted Stock Units of Parent (the “Continuing Employee Restricted Stock Units”) under the Parent Stock Option Plan to the Continuing Employees, (iii) allocate the Continuing Employee Restricted Stock Units among the Continuing Employees as determined in Parent’s sole discretion after consultation with John Vincent and (iv) notify each Continuing Employee of their respective allocation. Each Continuing Employee Restricted Stock Unit issued hereunder shall be subject to forfeiture without consideration as set forth in Section 6.11(e).

(e) The “Earned Employee Restricted Stock Units” shall equal the product of (x) the total number of Continuing Employee Restricted Stock Units multiplied by (y) a fraction, the numerator of which shall equal (A) the consolidated revenue of the Final Surviving Entity during the Performance Period calculated in accordance with GAAP using the same accounting methods,

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standards, policies, practices and estimation methodologies used to prepare Parent’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “RSU Revenue”), provided, however that, in the event, the RSU Revenue exceeds $60,000,000, it shall be deemed to be $60,000,000 for all purposes of and under this Agreement minus (B) the Revenue Target, and the denominator shall equal (A) $60,000,000 minus (B) the Revenue Target. Notwithstanding the foregoing sentence, the Earned Employee Restricted Stock Units shall equal zero if the gross margin on the Performance Period EBITDA does not equal or exceed twenty-five percent (25%). As promptly as practicable following the Performance Period and calculation of the RSU Revenue, an aggregate number of Continuing Employee Restricted Stock Units equal to the number of Continuing Employee Restricted Stock Units minus the number of Earned Employee Restricted Stock Units shall be forfeited without consideration by the Continuing Employees and each Continuing Employee shall be deemed to have forfeited a proportional portion of such Continuing Employee’s allocation of Continuing Employee Restricted Stock Units. Following the Performance Period, the Continuing Employee Restricted Stock Units held (and not forfeited pursuant to the previous sentence) by each Continuing Employee shall vest quarterly over a four-year period with vesting dates on March 1st, June 1st, September 1st and December 1 st of each calendar year beginning on June 1, 2011.

(f) No provision of this Agreement is intended, or will be interpreted, to provide to nor create for any third-party beneficiary rights or any other rights of any kind in any stockholder, Employee or partner of any party hereto or any other Person including, but not limited to, any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Employee, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement.

6.12 Termination of Certain Benefit Plans. The Company and Parent shall discuss prior to the Closing Date whether to terminate any of the Company’s group severance, separation or salary continuation plans, programs or arrangements or any Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). If the Company and Parent mutually agree that any such plans should be terminated, then the Company shall use commercially reasonable efforts to terminate such plans in accordance with such mutual agreement. (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). The form and substance of any Company Board resolutions terminating any such plans shall be subject to review and approval of Parent. The Company also shall use commercially reasonable efforts to take such other actions in furtherance of terminating any such Company Employee Plans as Parent may reasonably require.

6.13 Section 280G. The Company shall promptly submit to the stockholders of the Company for approval (in a manner satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.

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6.14 Expenses and Fees. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), and all Change of Control Payments, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, Parent shall pay the filing fees for the Notification and Report Forms filed with the FTC and DOJ as required by the HSR Act and any filing required by the merger notification or control laws or regulations of any other applicable jurisdiction; provided, however, that no other Third Party Expenses of the Company shall be the obligation of Parent. The Company shall provide Parent, prior to the Closing Date, with a statement showing, in reasonable detail, all of the following: (a) the amount of Third Party Expenses, Change of Control Payments and Change of Control Fees incurred by the Company or any of its Subsidiaries as of the Closing Date; (b) the portions of the amounts described in the foregoing clause (a) that have been paid by the Company or any of its Subsidiaries prior to the Closing Date; and (c) the amount of Third Party Expenses, Change of Control Payments and Change of Control Fees anticipated to be incurred by the Company or any of its Subsidiaries after the Closing Date, as estimated by the Company in good faith based on reasonable assumptions as of the Closing Date (the “Statement of Expenses”), and the Statement of Expenses shall be certified by the Company’s Chief Financial Officer as true and correct as of the Closing Date. The Company and its Subsidiaries shall pay on or prior to the Closing Date all of its Third Party Expenses, Change of Control Payments and Change of Control Fees incurred on or prior to the Closing Date. Any of the Third Party Expenses, Change of Control Payments or Change of Control Fees of the Company or any of its Subsidiaries that are not paid on or prior to the Effective Time and any fees and expenses identified in the Statement of Expenses (all such fees and expenses, the “Excess Fees”) shall be included in the definition of Base Aggregate Cash Consideration.

6.15 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) at least three (3) Business Days prior to the anticipated Closing Date substantially in the form attached hereto as Schedule 6.15, which spreadsheet shall be certified as on behalf of the Company complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, all Company Securityholders and their respective addresses, indicating whether such holder is a Continuing Employee, the number and type of shares of Company Capital Stock held by such Company Stockholder, the respective certificate numbers, the liquidation preference applicable to each share of Company Preferred Stock, the date of acquisition of such shares, the aggregate per share amount of Merger Consideration payable to each Company Stockholder, the Pro Rata Portion applicable to each Company Stockholder, and such other information relevant thereto or which Parent may reasonably request.

6.16 Release of Liens. The Company shall file, or shall have filed, all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.16.

6.17 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

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6.18 Nasdaq Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and those required to be reserved for issuance in connection with the Merger and shall use commercially reasonable efforts to cause such shares to be approved for listing before the Closing Date.

6.19 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.20 Tax Matters.

(a) None of Parent, Merger Sub One, Merger Sub Two or the Company shall, and they shall not permit any of their respective Subsidiaries to take any action prior to or following the Effective Time if such action would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(h) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub One, Merger Sub Two and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, and Kilpatrick Stockton LLP, counsel to the Company, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

6.21 Subsidiaries. Prior to the Closing, the Company shall cause (i) the Company to own one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries and (ii) no other Person to have any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the Company.

6.22 Loans. On the Closing Date, no loans made by the Company or any of its Subsidiaries to any Employee and any Company Securityholder shall be outstanding and any credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or other Company Debt between the Company or any of its Subsidiaries and any Employee and any Company Securityholders shall be terminated.

6.23 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, Parent shall, and shall cause the Final Surviving Entity to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or its Subsidiaries or were serving at the request of the Company as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omission by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the extent currently provided in the Charter Documents (including with respect to advancement of expenses).

(b) Parent shall, and shall cause the Final Surviving Entity to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements set forth in the Company Disclosure Schedule and currently in effect between the Company or any of its Subsidiaries and any of its current or former directors and officers (the “Company Indemnified Parties”).

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(c) For a period of six (6) years following the Effective Time, Parent and the Final Surviving Entity shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby to the extent that such acts or omissions are covered by the D&O Policy) and covering each Company Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Final Surviving Entity be required to expend an amount in excess of two hundred percent (200%) of the current annual premium for such insurance for the entire six (6) year period (such amount, the “Maximum Aggregate Premium”); and provided further, however, that if the aggregate premium of such insurance coverage exceeds such amount, Parent and the Final Surviving Entity shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Aggregate Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy. Parent and the Final Surviving Entity shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Final Surviving Entity under the first sentence of this Section 6.23(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) The obligations under this Section 6.23 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.23(c) (and their heirs and representatives)) without the prior written consent of such affected Company Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.23(c) (and their heirs and representatives). Each of the Company Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.23(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.23, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.23(c) (and their heirs and representatives)) under this Section 6.23 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(e) In the event that Parent, the Final Surviving Entity or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.23.

(f) Parent shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company with respect to any claim made by or on behalf of a Company Stockholder who has not executed a Stockholder Option that the board of directors or officers of the Company breached its fiduciary duties in connection with the approval, execution, delivery or performance of the Stockholder Options; provided, however, that this indemnification obligation

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shall be strictly excess of the insurance coverage provided by the D&O Policy and Parent shall not be obligated to make any payments under this Section 6.23(f) except for amounts in excess of the full limit of such D&O Policy. Notwithstanding the foregoing, Parent shall be obligated to make any payments under this Section 6.23(f) in any amount in excess of Five Million Dollars ($5,000,000) in the aggregate for all payments under this Section 6.23(f).

6.24 Parent Board. The Parent Board shall take all action necessary such that, effective as of the Effective Time, (a) the Parent Board shall consist of ten (10) directors, and (b) Thomas Faulk and John Vincent are appointed to the Parent Board, appointed to the class of directors with a term expiring in 2011 and 2012, respectively.

6.25 Stockholder Release. By virtue of the approval of the Merger and this Agreement by the Company Securityholders, each of the Company Securityholders shall be deemed to have agreed to the following:

(a) Each of the Company Securityholders acknowledges (i) that certain prior purported issuances by the Company of shares of Company Series B Preferred Stock to certain persons (the “Affected Stockholders”) may have been improper under the DGCL because they may have been issued prior to the filing of a certificate of amendment creating the Company Series B Preferred Stock, and that, as a result, the shares may not represent Company Series B Preferred Stock and may be void (the “Issue Defect”); and (ii) that the Company has or may enter into exchange agreements with the Affected Stockholders pursuant to which the Company expects to issue newly issued shares of Company Series B Preferred Stock to the Affected Stockholders in exchange for (the “Exchange”) (A) the interests of the Affected Stockholders related to the Company Series B Preferred Stock purportedly previously issued to such Affected Stockholders, (B) the other agreements described in such exchange agreements, including the full and complete release by the Affected Stockholders described therein with respect to the Issue Defect, and (C) other good and valuable consideration, in order to preserve for the Affected Stockholders the economic interests and other rights in the Company that the Company intended to convey upon the Affected Stockholders, and which would have been conveyed upon the Affected Stockholders if not for the Issue Defect.

(b) Each of the Company Securityholders, on behalf of itself and its successors, assigns and beneficiaries (the foregoing, collectively the “Releasing Parties”), hereby irrevocably, unconditionally, fully and finally releases, remises, acquits and forever discharges the Company and its past, present and future affiliates, stockholders, controlling persons, partners, trustees, officers, directors, managers, employees, representatives, principals, agents, subsidiaries, predecessors, successors, assigns, beneficiaries, insurers and attorneys (each a “Company Released Party” and collectively, “Company Released Parties”) of and from any and all actions, debts, claims, counterclaims, demands, liabilities (including tax liabilities), damages, causes of action, costs and expenses of every kind and nature whatsoever, past or present, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Releasing Parties now has, have ever had or may hereafter have against the Company Released Parties or any of them relating to or arising out of the Issue Defect, the Exchange and the issuance of Company Series B Preferred Stock to the Affected Stockholders in connection with the Exchange, from the beginning of time through the date this Agreement is adopted and approved at the Company Stockholders Meeting (the “Released Claims”). Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any litigation, lawsuit, claim or action of any kind against any Company Released Party, which arises from, or is alleged to arise from, or relates to, or is based on, or is any way connection with, in whole or in part, the Released Claims. Without in any way limiting any of the rights and remedies otherwise available to any Company Released Party, each Releasing Party, severally and not jointly, shall

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indemnify and hold harmless each Company Released Party from and against all loss, liability (including tax liabilities), claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Releasing Party of any claim or other matter purported to be released pursuant to this Section 6.25 and (ii) the assertion by any third party of any claim or demand against any Company Released Party which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Releasing Party against such third party of any claims or other matters purported to be released pursuant to this Section 6.25.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Registration Statement or the Information Statement shall have been initiated or threatened in writing by the SEC.

(b) Requisite Parent Stockholder Approval. The Requisite Parent Stockholder Approval shall have been obtained.

(c) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(d) Antitrust Approvals. (i) All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under any applicable antitrust or competition Laws shall have terminated or expired, (ii) all clearances, consents, approvals, authorizations, judgments, orders and decrees applicable to the transactions contemplated by this Agreement which are required under any applicable antitrust or competition Laws shall have been received, and (iii) all Governmental Entities that have the authority to enforce any such applicable antitrust or competition Laws shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the transactions contemplated by this Agreement.

(e) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

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(f) Other Governmental Approval. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained.

(g) Nasdaq Listing. The shares of Parent Common Stock to be issued to holders of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(h) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Kilpatrick Stockton LLP, each dated as of the Effective Time and each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that this condition shall nonetheless be deemed to be satisfied with respect to both Parent and the Company if either Wilson Sonsini Goodrich & Rosati, Professional Corporation or Kilpatrick Stockton LLP renders such opinion. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub One, Merger Sub Two and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.2 Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Subs:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(c) 280G Stockholder Approval. Each Person who might receive any payments and/or benefits that Parent determines may constitute Section 280G Payments shall have executed and delivered to the Company a 280G Waiver (the “280G Waiver”) in the form attached hereto as Exhibit D, and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code (without regard to Subsection (b)(4) thereof) with respect to any Employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.” Parent shall provide notice to the Company of any payment and/or benefits that Parent determines may constitute Section 280G Payments prior to the date the Company provides notice to its stockholders of the Company Stockholder Meeting.

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(d) Dissenters Rights. Company Stockholders holding no more than five (5%) percent of the total outstanding shares of Company Capital Stock shall have perfected, or continue to have a right to exercise, appraisal, dissenter’s or other similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(e) Exercise or Termination of Company Options and Company Warrants. All Company Options and Company Warrants shall have been either (i) exercised by the holder(s) of such Company Options and Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to a Contract with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(f) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(g) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(g)(i) hereto.

(ii) The Company shall have delivered to Parent all necessary modification of parties to the Contracts set forth on Schedule 7.2(g)(ii) hereto.

(iii) The Company shall have terminated each of those Contracts set forth on Schedule 7.2(g)(iii) hereto.

(iv) The Company shall have sent the cancellation notices set forth on Schedule 7.2(g)(iv) hereto.

(v) The Company shall have sent the notices set forth on Schedule 7.2(g)(v) hereto.

(h) New Employment Arrangements. None of the Critical Persons shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company, expressed an intention not to accept employment with Parent or the Final Surviving Entity or repudiated their Critical Person Retention Agreement.

(i) Continuing Key Employees. At least ten (10) of the Key Employees shall be employees of the Company immediately prior to the Effective Time, shall not have provided notice to the Company of the intent to terminate such employment with the Company or expressed an intention not to accept employment with Parent or the Final Surviving Entity.

(j) Statement of Expenses and Spreadsheet. Parent shall have received the Statement of Expenses and the Spreadsheet.

(k) Estimated Closing Statement. Parent shall have received the Estimated Closing Statement.

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(l) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company in their representative capacities for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement were true and correct in all material respects on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which were true and correct in all material respects as of such date);

(ii) the conditions to the obligations of Parent and the Merger Subs set forth in this Section 7.2(b) and Section 7.2(m) has been satisfied (unless otherwise waived in accordance with the terms hereof); and

(iii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(m) Consolidation of Company Subsidiaries. The Company shall own one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries and no other Person shall have any subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of any Subsidiary of the Company.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Merger Subs in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and the Merger Subs as of a specified date, which shall be true and correct in all material respects, and (ii) each of Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent in their respective capacities for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and the Merger Subs in this Agreement were true and correct in all material respects on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and the Merger Subs as of a specified date, which were true and correct as of such date); and

(ii) Parent and the Merger Subs have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

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ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

8.1 Survival.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered pursuant to this Agreement shall survive the Closing and the Effective Time until 5:00 p.m. Atlanta time on the date that is the earlier of: (i) eighteen (18) calendar months after the date of this Agreement or (ii) fifteen (15) calendar months after the Closing Date; provided, however, that in the event of fraud or willful misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely. The applicable periods referenced in this Section 8.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

(b) The representations and warranties of Parent and the Merger Subs set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement, shall not survive the Closing and the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2 Indemnification.

(a) From and after the Effective Time, the Company Securityholders (each, also an “Indemnifying Party”) shall severally and not jointly indemnify, defend and hold harmless, pay and reimburse Parent and its directors, officers and other employees, Affiliates, agents and other representatives, including the Final Surviving Entity (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, costs, interests, awards, judgments, penalties and expenses, including reasonable attorneys’ and fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of any representation or warranty of the Company set forth in this Agreement (as qualified by the Company Disclosure Schedule) or any Related Agreements as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of any representation or warranty of the Company set forth in this Agreement (as qualified by the Company Disclosure Schedule) or any Related Agreements or in the certificates delivered by the Company pursuant to Section 7.2(l), as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than the representations and warranties of the Company as of a specified date, the inaccuracy, misrepresentation or breach of which shall be measured as of such date); (ii) any failure by the Company to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments required to be delivered pursuant to this Agreement; (iii) any fraud or willful misrepresentation with respect to this Agreement, any Related Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement on the part of the Company; (iv) any Dissenting Share Payments; (iv) all Excess Fees to the extent that such Excess Fees exceed the amount of the Actual Excess Fees, (v) any claim that the board of Directors or officers of the Company breached its fiduciary duties in connection with the Merger or any of the transactions contemplated hereby or thereby, other than claims referred to in Section 6.23(f), (vi) any failure of Parent or the Final Surviving Entity to collect the accounts receivable of the Company and its Subsidiaries included in the calculation of the

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Final Adjusted Cash Consideration on or before the Applicable Expiration Date despite commercially reasonable efforts (which shall not obligate Parent or the Final Surviving Entity to pursue litigation except to the extent the Company would ordinarily pursue such litigation in the ordinary course of business) by Parent and the Final Surviving Entity to collect such accounts receivable, (vii) any failure of the Company to own one hundred percent (100%) of its Subsidiaries as of the Closing Date and (viii) any claim related to the Issue Defect. The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement of expenses from the Final Surviving Entity or Parent with respect to any Loss claimed by any Indemnified Parties

(b) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or willful misrepresentation committed by such Person.

(c) Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

8.3 Indemnification Limitations.

(a) Other than claims arising out of, or in connection with fraud and willful misrepresentation, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of their Pro Rata Portion of the Escrow Amount for indemnification claims arising out of, or in connection with Section 8.2(a). Other than claims arising out of, or in connection with fraud and willful misrepresentation, if the Merger is consummated, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy under this Agreement for the matters set forth therein.

(b) Other than claims arising out of, or in connection with fraud or willful misrepresentation, if the Merger is consummated, the Escrow Fund shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2 and recovery against the Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under this Article VIII.

(c) Other than claims arising out of, or in connection with fraud or willful misrepresentation, no Indemnifying Party shall be required to indemnify any Indemnified Parties for claims arising out of, or in connection with Section 8.2(a)(i) hereunder until such time as the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement exceeds $750,000, at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Parties for the full amount of all such Losses (including the $750,000 referred to in this section), subject to the limitations set forth in this Article VIII; provided, however that, in no event shall an Indemnifying Party be required to indemnify any Indemnified Parties for any claim arising out of, or in connection with Section 8.2(a)(i) hereunder for which the amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to such claim is less than $25,000.

(d) Other than claims arising out of, or in connection with fraud or willful misrepresentation, the Indemnified Parties may not recover pursuant to Section 8.2(a)(vi) hereof until the end of the Escrow Period. At the end of the Escrow Period, the Stockholder Representative shall be subrogated to the rights of the Final Surviving Entity to collect any accounts receivable for which a claim is made hereunder.

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(e) Other than claims arising out of, or in connection with fraud or willful misrepresentation, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (i) of Section 8.2(a) (but specifically excluding clause (ii) through clause (viii), inclusive, of Section 8.2(a)) for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item or Loss as to which any Indemnified Parties shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

(f) Other than claims arising out of, or in connection with fraud or willful misrepresentation (including clause (iii) of Section 8.2(a)), from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to clause (iv) through clause (viii), inclusive, of Section 8.2(a)) for any indemnification claim that is made after the Escrow Period; provided, however, that such indemnification obligations shall not terminate with respect to any item or Loss as to which any Indemnified Parties shall have, before the end of the Escrow Period previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this Article VIII.

8.4 No Other Indemnification Limitations.

(a) Nothing in this Agreement shall limit the liability of the Company or any of its Subsidiaries for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments required to be delivered pursuant to this Agreement in the event the Merger is not consummated.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit the liability of an Indemnifying Party in respect of Losses arising out of any fraud or any willful misrepresentation with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement on the part of the Indemnifying Party.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Parties may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Parties had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Company Stockholder in the event that Parent issues more than the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to Article II.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

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8.5 Indemnification Claims Procedures.

(a) With respect to Section 8.2(a), any Indemnified Parties may make an indemnification claim pursuant to Section 8.2(a) by delivering a certificate (a “Claim Certificate”) to the Stockholder Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund) and to one or more Company Securityholders (if and to the extent that the Indemnified Parties are seeking recourse directly against any such Company Securityholders) and any of such parties also being referred to herein as the “Indemnifying Party”), (i) stating that such Indemnified Parties have paid, sustained, suffered, incurred or accrued (or reasonably anticipate that they will have to pay, sustain, suffer, incur, or accrue) Losses, and (ii) specifying in reasonable detail the Losses included in the amount so stated, if available, the date each such item was paid, sustained, suffered, incurred or accrued, if applicable, or the basis for such anticipated liability, if applicable, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The failure of an Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim to the extent the Indemnifying Party is not prejudiced as a result of such failure.

(b) Following its receipt of a Claim Certificate, the Stockholder Representative shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Parties submitting such Claim Certificate at the addresses of such Indemnified Parties set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund in connection with Section 8.2(a). In the event that the Stockholder Representative shall fail to object, pursuant to this Section 8.5(b) to any item or amount set forth in an Claim Certificate within the foregoing thirty (30) calendar day period, the Stockholder Representative shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Fund, upon the expiration of such thirty (30) day calendar day period, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Parties that have previously delivered the Claim Certificate an amount of cash and shares (in proportion to the relative amount of cash and shares of Parent Common Stock originally deposited with the Escrow Agent following the Closing) whose combined value equals any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 8.5(b).

(c) In the event that the Stockholder Representative shall object, pursuant to Section 8.5(b) to any item(s) or amount(s) set forth in any Claim Certificate, the Stockholder Representative and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and the Indemnified Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Stockholder Representative or the Indemnified Parties may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Stockholder Representative and the Indemnified Parties. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Stockholder Representative and the Indemnified Parties cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Stockholder Representative and the Indemnified Parties shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

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(e) Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). With respect to claims against the Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by one (1) party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund with respect to Section 8.2(a).

(f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g) The foregoing arbitration provisions shall apply to any dispute among any Indemnifying Party or Parties (as a single group, if applicable) and the Indemnified Parties under this Article VIII

(h) For purposes of determining the value of Parent Common Stock in the Escrow Fund used to satisfy indemnification claims for Losses under this Article VIII, each share of Parent Common Stock shall be valued at $3.75.

8.6 Third-Party Claims. In the event that any Indemnified Parties become aware of a third party claim (a “Third Party Claim”) which would reasonably be expected to result in an indemnification claim pursuant to this Article VIII, such Indemnified Parties shall promptly notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Stockholder Representative, on behalf of the Indemnifying Parties, has been actually prejudiced as a result of such failure. The notice of Third Party Claim shall include, based on the information then available to the Indemnified Parties, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Losses (if such Losses can be estimated at such time). The Stockholder Representative may upon written notice to the Indemnified Party undertake and conduct the defense of such Third Party Claim if (i) the Stockholder Representative provides written notice to such Indemnified Party that the Stockholder Representative intends to undertake such defense and that

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the Company Securityholders will indemnify the Indemnified Parties against all Losses resulting from or relating to such Third Party Claim, subject to the limitations set forth in this Article VIII; (ii) the Stockholder Representative has the financial resources to defend against such Third Party Claim and fulfill their indemnification obligations hereunder in respect thereto; (iii) the Third Party Claim involves only monetary damages that will be fully covered by the Escrow Fund (taking into account all other pending claims against the Escrow Fund) and does not seek an injunction or other equitable relief; and (iv) the defense of the Third Party Claim is conducted actively and diligently by legal counsel reasonably acceptable to such Indemnified Party. If the Stockholder Representative does not assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, however, that if the Stockholder Representative assumes control of such defense of a Third Party Claim and the Indemnified Party determines, based on advice of counsel, that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement, subject to the limitations of this Article VIII; provided, however, that in no event shall the Indemnifying Parties be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Indemnified Party and the Stockholders Representative will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any Third Party Claim subject to this Section 8.6. To the extent that the Indemnified Party or the Stockholder Representative does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim. No Third Party Claim subject to this Section 8.6 shall be settled, adjusted or compromised without the written consent of both the Indemnified Party and the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Parent and the Stockholder Representative. In the event that the Stockholder Representative has consented to any settlement with respect to an indemnification claim under Section 8.2(a), the Company Securityholders immediately prior to the Effective Time shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund with respect to such settlement.

8.7 Escrow Arrangements

(a) Escrow Fund. By virtue of this Agreement and as security for the Indemnified Parties under Section 8.2(a) at the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII; provided, however, that any remaining portion of the Escrow Fund from and after the end of the Escrow Period shall be available to compensate the Indemnified Parties for (x) any Unresolved Claims as of the end of the Escrow Period by such parties for any Losses suffered or incurred by them and for whom they are entitled to recovery under Section 8.2(a).

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Atlanta Time, on the date seven days following the earlier of (i) eighteen (18) calendar months after the date of this Agreement and (ii) fifteen (15) calendar months following the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds and shares of Parent Common Stock in the Escrow Fund to the Exchange Agent for distribution to the Company Securityholders within two Business Days following such termination;

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provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 8.2(a) delivered prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Date (“Unresolved Claims”), and any such amount shall not be distributed to the Company Securityholders at such time. As soon as all Unresolved Claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, required to satisfy such Unresolved Claims, (i) first, to the Stockholder Representative for any Stockholder Representative Expenses (as defined below), and (ii) second, to the Company Securityholders. Deliveries of the Escrow Amount out of the Escrow Fund to the Company Securityholders pursuant to this Section 8.7 shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Company Securityholders rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up) of a cent or nearest whole share of Parent Common Stock, as applicable. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any Escrow Amount payable pursuant to this Agreement to any former holder of Company Capital Stock, or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and Section 2.9.

(ii) The Escrow Agent shall follow the joint written instructions of Parent and the Stockholder Representative (a “Joint Instruction”) concerning any investment or reinvestment from time to time of the funds held in the Escrow Account; provided that permissible investments shall be limited to: (a) obligations issued or guaranteed by the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress; (b) obligations issued or guaranteed by any state or political subdivision thereof rated either AA or higher, or MIG 1 or higher, by Moody’s Investors Service, Inc. (“Moody’s”) or AA or higher, or an equivalent, by Standard & Poor’s Corporation (“Standard & Poor’s”); (c) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s or A-1 or higher or an equivalent by Standard & Poor’s or their successors; and (d) certificates of deposit, time deposits, or short-term market instruments of banks or trust companies, organized under the laws of the United States and having minimum equity of $500,000,000; (e) money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments, which have a rating in the highest category granted thereby by a nationally recognized credit rating agency at the time of investment. In the absence of the Joint Instruction described above, the Escrow Agent shall invest the Escrow Funds, to the extent reasonably practicable, in the Federated Prime Obligations Trust Shares Fund #700. For Tax reporting and withholding purposes, the Escrow Fund shall be treated as owned by Parent, which shall be treated as having received interest or other income actually earned on the Escrow Fund and contributed such interest or other income to the Escrow Fund. Upon release of amounts from the Escrow Fund, a portion of any such amounts distributed to the Company Securityholders shall be treated as interest under the imputed interest rules of the Code, which shall be treated as a deduction by Parent. Each Company Stockholder shall provide any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar form requested by the Escrow Agent with respect to any “original issue discount” or “unstated interest” with respect to distributions from the Escrow Fund.

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(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of Law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or awards of arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights

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among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amount held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Company Securityholders on the basis of the Company Securityholders’ and such holders’ respective Pro Rata Portions; provided, however, that in the event any Company Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s or holder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Company Stockholder’s or holder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Company Securityholders on the basis of the Company Securityholders’ and holders’ respective Pro Rata Portions; provided, however, that in the event any Company Stockholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Company Stockholder’s or holder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Company Stockholder’s or holder’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

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(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.8 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Company Securityholders, each of the Company Securityholders shall be deemed to have agreed to appoint John Vincent as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Securityholders to give and receive notices and communications, to authorize payment to any Indemnified Parties from the Escrow Fund in satisfaction of claims by such Indemnified Parties pursuant to Section 8.1(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Parties against any Company Stockholder or by any such Company Stockholder or holder against any Indemnified Parties or any dispute between any Indemnified Parties and any such Company Stockholder or holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Securityholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority of the Company Capital Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority of the Company Capital Stock immediately prior to the Effective Time. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Securityholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Securityholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any fees and expenses incurred by the Stockholder Representative in connection with this Agreement (collectively, “Stockholder Representative Expenses”). If then available after satisfaction of all claims of Indemnified Parties, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Company Securityholders, and prior to any such distribution, shall deliver to the Escrow Agent or Parent, as the case may be, a certificate setting forth the Stockholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 and Section 9.5, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of Parent and the Company;

(b) by Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if the Closing Date shall not have occurred by August 15, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any covenant or obligation under this Agreement has been a principle cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would constitute an Action of Divestiture;

(e) by Parent, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if, since the date of this Agreement, there shall have occurred since the date of this Agreement a Company Material Adverse Effect;

(f) by Parent, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by the Company, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval have been obtained), if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and the Merger Subs set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied, and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

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(h) by either Parent or the Company, at any time prior to the Effective Time, if the Company shall have failed to obtain the Requisite Company Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Company Voting Proposal;

(i) by either Parent or the Company, at any time prior to the Effective Time, if Parent shall have failed to obtain the Requisite Parent Stockholder Approval at the Parent Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Parent Voting Proposal;

(j) by the Company, at any time prior to the Effective Time (whether or not the Requisite Parent Stockholder Approval has been obtained), in the event that Parent shall have failed to include the Parent Board Recommendation in the Proxy Statement/Prospectus.

(k) by Parent, at any time prior to the Effective Time (whether or not the Requisite Company Stockholder Approval has been obtained), in the event that:

(i) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus.

(l) by the Company, at any time prior to the Company Stockholder Meeting, if the following conditions are satisfied:

(i) the Company shall have received an unsolicited Acquisition Proposal in writing after the date hereof and the Company Board shall have determined in good faith (after consultation wit its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 5.3 in connection with such Superior Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that, in light of such Superior Proposal, the failure to terminate this Agreement pursuant to this Section 9.1(l) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under the DGCL;

(iv) the Company Board shall have given Parent at least five (5) Business Days prior written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith) (it being agreed that in the event that, after commencement of such five (5) Business Day period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the five (5) Business Day period shall be extended to ensure that at least five (5) Business Days remains in such period subsequent to the time the Company notifies Parent of any such material revision) and

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(2) that the Company Board intends to terminate this Agreement pursuant to this Section 9.1(l) in response to such Superior Proposal and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto;

(v) after the foregoing five (5) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, (1) Parent shall not have made a proposal at least as favorable or more favorable to the Company’s stockholders as such Acquisition Proposal, (2) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal, and (B) in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 9.1(l) would be a breach of its fiduciary duties to the Company’s stockholders under the DGCL; and

(vi) concurrently with the termination of this Agreement pursuant to this Section 9.1(l) (and as a condition to the effectiveness of such termination), the Company shall (A) enter into a definitive agreement for the Superior Proposal referenced in this Section 9.1(l) and (B) pay to Parent a fee equal to the Termination Fee Amount pursuant to Section 9.3.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Subs or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.6 (Confidentiality), Section 6.7 (Public Disclosure), Section 6.14 (Expenses and Fees), Section 9.3 (Termination Fees) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Termination Fees.

(a) Company Payments.

(i) The Company shall pay to Parent a fee equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Termination Fee Amount”), less any Parent Expenses paid by the Company, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced, shall have become publicly known or otherwise shall have become known to the Company Stockholders and (B) this Agreement is validly terminated pursuant to Section 9.1(h), and (C) within twelve (12) months following the valid termination of this Agreement pursuant to Section 9.1(h), either (1) an Acquisition Transaction is consummated, or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction and such Acquisition Transaction is consummated (whether or not within the preceding twelve (12) month period). The fee amount payable pursuant to this Section 9.3(a)(i) shall be paid within one (1) Business Day of the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C). For purposes of this Agreement, an “Acquisition Transaction” shall have the same meaning as an Acquisition Proposal except the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be “fifty percent (50%).”

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(ii) In the event that this Agreement is validly terminated pursuant to Section 9.1(k), then the Company shall pay to Parent a fee equal to the Termination Fee Amount, less any Parent Expenses actually paid by the Company pursuant to this Section 9.3(a), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one (1) Business Day after demand by Parent.

(iii) In the event that this Agreement is validly terminated pursuant to Section 9.1(l), as a condition to such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount, less any Parent Expenses paid by the Company, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) In the event that this Agreement is terminated pursuant to Section 9.1(h), the Company shall as promptly as possible (but in any event within three (3) Business Days) following the receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than One Million Eight Hundred Twenty Thousand Dollars ($1,820,000) (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.3(a) shall be credited against any obligation of the Company to pay the Termination Fee Amount pursuant to this Section 9.3(a).

(b) Parent Payments.

(i) In the event that this Agreement is terminated pursuant to Section 9.1(j), Parent shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of the Company’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than One Million Eight Hundred Twenty Thousand Dollars ($1,820,000) (the “Company Expenses”) as directed by the Company in writing.

(ii) In the event that this Agreement is validly terminated pursuant to Section 9.1(i), Parent shall pay to the Company a fee equal to the Termination Fee Amount, less any Company Expenses paid by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within one (1) Business Day after demand by the Company.

(c) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company or Parent shall fail to pay in a timely manner any amounts due and payable pursuant to this Section 9.3, and, in order to obtain such payment, Parent or the Company shall make a claim for amounts due under this Section 9.3 and such claim results in a judgment, the party against whom the judgment was entered shall pay the other party an amount in cash equal to such party’s costs and expenses (including its attorneys fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion, whether or not the Termination Fee Amount may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

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9.4 Amendments. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, the Merger Subs and the Company. For purposes of this Section 9.4, the Company Stockholders agree that any amendment of this Agreement after the Effective Time signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment.

9.5 Extension; Waiver. At any time prior to the Effective Time, Parent and the Merger Subs, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) If to Parent, the Merger Subs or the Company (after the Closing), to:

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Attention: Philip C. Maynard

Senior Vice President, Chief Legal Officer and Secretary

Facsimile No.: (602) 850-4915

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with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Mark Reinstra, Esq.

Facsimile No.: (650) 493-6811

(b) If to the Company (prior to the Closing), to:

EyeWonder, Inc.

229 Peachtree Street NE

International Tower, Suite 1700

Atlanta, GA 30309

Attention: Jerome F. Connell, Jr.

Facsimile No.: (678) 623-0369

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street, NE

Suite 2800

Atlanta, GA 30309-4530

Attention: W. Benjamin Barkley

Facsimile No.: (404) 541-3121

(c) If to the Stockholder Representative, to:

John Vincent

c/o EyeWonder, Inc.

229 Peachtree Street NE

International Tower, Suite 1700

Atlanta, GA 30309

Facsimile No.: (678) 891-2017

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street, NE

Suite 2800

Atlanta, GA 30309-4530

Attention: W. Benjamin Barkley

Facsimile No.: 404.541.3121

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(d) If to the Escrow Agent, to:

Deutsche Bank National Trust Company

101 California St, 47th Fl

San Francisco, CA 94111

Attn: Raafat Albert Sarkis

Fax: 415-617-4280

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than the Indemnified Parties and other than the directors and officers of the Company pursuant to Section 6.23.

10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Reciprocal Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that, following the Effective Time, Parent may assign its rights and delegate its obligations hereunder to any wholly-owned subsidiary thereof, provided, however, that no such assignment pursuant to this Section 10.6 shall relieve Parent of its obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to agreements entered into and performed entirely in the State of Delaware by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

10.10 Consent to Jurisdiction. Subject to the terms of Section 8.5, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in the State of Delaware and agrees that any action involving any equitable claim shall be brought exclusively in the Delaware Court of Chancery, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 8.5, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver of Jury Trial. EACH OF PARENT, THE MERGER SUBS AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE MERGER SUBS OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, the Merger Subs, the Company, the Escrow Agent and the Stockholder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

LIMELIGHT NETWORKS, INC.

By:	/s/ Jeff Lunsford
Name:	Jeff Lunsford
Title:	CEO

ELVIS MERGER SUB ONE CORPORATION

By:	/s/ Jeff Lunsford
Name:	Jeff Lunsford
Title:	President

ELVIS MERGER SUB TWO LLC

By:	/s/ Jeff Lunsford
Name:	Jeff Lunsford
Title:	President

EYEWONDER, INC.

By:	/s/ John J. Vincent
Name:	John J. Vincent
Title:	CEO

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Raafat A. Sarkis
Name:	Raafat A. Sarkis
Title:	Vice President

By:	/s/ Sonia N. Flores
Name:	Sonia N. Flores
Title:	Vice President

STOCKHOLDER REPRESENTATIVE

By:	/s/ John J. Vincent
Name:	John J. Vincent
Title:

SIGNATURE PAGE TO MERGER AGREEMENT